Exhibit 10.1

Execution Version

OFFICE BUILDING LEASE

BETWEEN

WASHINGTON TOWNSHIP HEALTH CARE DISTRICT ''LANDLORD"

AND

ShotSpotter, Inc.

"TENANT''

LEASE SUMMARY

Date:	__________________________
Tenant:	ShotSpotter, Inc., a Delaware Corporation
Leased Premises:	Suite 300 of the third (3rd) floor, of the Building, City of Fremont, State of California 94538 consisting of approximately 11,265 rentable square feet
Building:	39300 Civic Center Drive
Project:	Two office buildings totaling 190,648 RSF located at 39300 Civic Center Drive and 2201 Walnut Avenue, Fremont, CA commonly referred to as the "Fremont Office Center"
Term:	Sixty-Five (65) months
Lease Commencement:	October 1, 2021
Lease Expiration:	February 28, 2021
Primary Rent Term:	See Schedule "G"
Prepaid Rent:	$33,712.50
Security Deposit:	$42,990.23
Total Due at Lease Expiration	$76,702.73
Proportionate Share:	6.10% of the Project
Operating Expenses:	2022 Base Year
Tenant Improvements:	See Schedule "H:
Parking:	See Schedule "I"
Guarantor:	See Schedule "J"
Signage:	Suite entry, lobby and directory signs for Tenant shall be at the sole cost of the Landlord
Monthly Rental Remittance Address:	All Checks Must be Made Payable to Washington Township Health Care District
Notice Address:	Washington Township Health Care District 2000 Mowry Avenue Fremont, CA 94538

TABLE OF CONTENTS

LEASE SUMMARY	2
TABLE OF CONTENTS	3
STANDARD OFFICE LEASE	5
1. Leased Premises	5
2. Term	5
3. Rent	7
4. Security Deposit	8
5. General Covenants	9
6. Use	9
7. Assignment and Subletting	11
8. Repair & Damage	14
9. Insurance and Liability	16
10. Events of Default and Remedies	18
11. Additional Premises	20
SCHEDULE "A" LEGAL DESCRIPTION OF PROPERTY	26
SCHEDULE "B" PLAN OF LEASED PREMISES	27
SCHEDULE "C" TAXES PAYABLE BY LANDLORD AND TENANT	28
SCHEDULE "D" SERVICES AND COSTS	30
SCHEDULE "E" RULES AND REGULATIONS	34
SCHEDULE "F" LEASEHOLD IMPROVEMENTS	36
SCHEDULE "G"BASE RENT	38
SCHEDULE "H" TENANT IMPROVEMENTS	39
SCHEDULE "H-1" LANDLORD'S WORK	40
SCHEDULE "I" PARKING	41
SCHEDULE "J" LEASE GUARANTY	45
SCHEDULE "K" TENANT INFORMATION SHEET	46
SCHEDULE "L" SIGNAGE AGREEMENT	47

SCHEDULE "M" LICENSE FOR ANTENNA SITE	48
SCHEDULE "N" ADDENDUM TO LEASE	49
SCHEDULE "O" TENANT SIGNAGE FORMS	50

SCHEDULE "P" OPTION(S) TO RENEW	51

STANDARD OFFICE LEASE

THIS OFFICE BUILDING LEASE ("Agreement" or "Lease") is dated as of the date first appearing above and is entered into by and between Washington Township Health Care District, a local Health Care District organized under the laws of the State of California, doing business as Washington Hospital Healthcare System ("Landlord"), and ShotSpotter, Inc. ("Tenant"), a Delaware corporation.

In consideration of the rents, covenants and agreements hereinafter contained, the Landlord and Tenant hereby agree as follows:

1.
LEASED PREMISES

Leased Premises

The Landlord does demise and lease to the Tenant the premises (the "Leased Premises"), described as Suite 300 in the building (the "Building") having a municipal address of 39300 Civic Center Drive in the City of Fremont, County of Alameda, State of California, in the Project (as defined in the Lease Summary) known as Fremont Office Center (the Leased Premises, the Building, the Project, together with the lands described in Schedule "A" attached and present and future improvements, additions and changes thereto being herein called the "Property"), consisting of approximately 11,625 rentable square feet (which is the usable square feet of the Leased Premises), on the third (3rd) floor as shown on the plan marked Schedule "B" attached hereto, excluding the exterior surfaces of the exterior walls of the Leased Premises.

2.
TERM

Term

(a) TO HAVE AND TO HOLD the Leased Premises for and during the term sixty-five (65) months (the "Term") to be computed from the 1st day of October, 2021 and to be fully complete and ended on the 28th day of February, 2027, unless otherwise terminated.

Delay in Occupancy

(b) If the Leased Premises or any part thereof are not ready for occupancy on the date of commencement of the Term (which shall mean that the Landlord has delivered possession of the Leased Premises to Tenant with all Tenant Improvements and Landlord's Work complete, in good condition and repair, and ready for normal business operations (hereinafter referred to as "Ready for Occupancy"), no part of the "Rent" (as hereinafter defined) or only a proportionate part thereof, in the event that the Tenant shall occupy a part of the Leased Premises, shall be payable for the period prior to the date when the entire Leased Premises are Ready for Occupancy and the full Rent shall accrue only after such last mentioned date. The Tenant agrees to accept any such abatement of Rent in full settlement of all claims, which the Tenant might otherwise have by reason of the Leased Premises not being Ready for Occupancy on the date of commencement of the Term. Notwithstanding the foregoing, provided that when the Landlord has completed construction of such part of the Leased Premises as it is obliged hereunder to construct (including the Landlord's Work), the Tenant shall not be entitled to any abatement of Rent for any delay in occupancy due to the Tenant's failure or delay to provide plans or to complete any special installations or other work required for its purposes or due to any other reason, nor shall the Tenant be entitled to any abatement of Rent for any delay in occupancy if the Landlord has been unable to complete construction of the Leased Premises by reason of such failure or delay by the Tenant. Notification by Landlord as to the date the Leased Premises were Ready for Occupancy and such construction as the Landlord is obliged to complete is substantially completed, or as to the date upon which the same would have been Ready for Occupancy and completed respectively but for the failure or delay of the Tenant, shall be conclusive and binding on the Tenant and Rent in full shall accrue and become payable from the date set. Notwithstanding any delay in occupancy, the expiration date of this Lease shall remain unchanged. In no event, shall Landlord be liable to Tenant for any incidental, special or consequential damages, including, but not limited to, loss of opportunities, loss of business or loss of profit, no matter what theory the claim is based on, including contract, tort, strict liability of statute, in the event that Landlord fails to deliver the Leased Premises to Tenant on any date specified in this Lease. Notwithstanding the foregoing, if Landlord does not deliver the Leased Premises in Ready for Occupancy condition by March 31, 2022 for any reason other than a delay caused by Tenant, this Lease may be terminated by Tenant by written notice to Landlord, and if so terminated: (a) the Security Deposit and Prepaid Rent shall be returned to Tenant, and (b) neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which expressly survive termination of this Lease.

Holding Over

(c) If, at the expiration of the Term or sooner termination hereof, the Tenant shall remain in possession without any further written agreement or in circumstances where a tenancy would thereby be created by implication of law or otherwise, a tenancy from year to year shall not be created by implication of law or otherwise, but the Tenant shall be deemed to be a monthly tenant only, at 150% "Basic Rent" (as hereinafter defined), payable monthly in advance plus "Additional Rent" (as hereinafter defined) and otherwise upon and subject to the same terms and conditions as herein contained, excepting provisions for renewal (if any) and leasehold improvement allowance (if any), contained herein, and nothing, including the acceptance of any Rent by the Landlord, for periods other than monthly periods, shall extend this Lease to the contrary except an agreement in writing between the Landlord and the Tenant and the Tenant hereby authorizes the Landlord to apply any monies received from the Tenant in payment of such monthly Rent. In the event of any unauthorized holding over, Tenant shall indemnify, defend and hold Landlord harmless from and against all claims for damages (and reimburse Landlord upon demand for any reasonable sums paid in settlement of any such claims) by any other Tenant or prospective Tenant to whom Landlord may have leased all or any part of the Leased Premises effective before or after the expiration of the Lease Term and by any broker claiming any commission or fee in respect of any such lease or offer to lease.

Fixturization Period and Early Access

(d) Landlord shall make the Leased Premises available to Tenant at least fifteen (15) days prior to the Commencement Date for the sole purpose of permitting Tenant to install fixtures, furniture, equipment, telecommunication wiring and other personal property ("Fixturization Period"). Tenant hereby assumes all risk of loss or damage to its fixtures, furniture, equipment, or other personal property which are placed or installed in the Leased Premises during the Fixturization Period. Except for the obligation to pay Basic Rent and Additional Rent, all other terms of this Lease shall govern Tenant's use of the Leased Premises during the Fixturization Period. Tenant's use of the Leased Premises during the Fixturization Period shall not affect the Lease Expiration date. During the Fixturization Period, Tenant shall not interfere with any work Landlord is obligated to perform in the Leased Premises under this Lease. It shall be Tenant's responsibility to ensure that such interference does not occur.

Options to Renew	(e) Tenant shall have the option or options to renew, if any, described in the attached Schedule "P".
Tenant Access

(f) Tenant shall have access to the Leased Premises 24-bours per day, seven days per week, 365 days per year, subject to Landlord's right to close or deny access to the building when needed for maintenance and repair activities or in an emergency. Landlord shall provide forty-one (41) access cards, codes or keys to Tenant for access to the Project, Building and Leased Premises at no charge to Tenant on the Commencement Date. Tenant shall be responsible for the cost of replacing any access cards or keys issued to Tenant by Landlord.

3.
RENT

Basic Rent	(a) See Schedule "G".
Additional Rent

(b) The Tenant shall, without deduction or right of offset, except as provided for in this Lease, pay to the Landlord yearly and every year during the Term as additional rental (hereinafter called "Additional Rent"):

(i) the amounts of any Taxes payable by the Tenant to the Landlord pursuant to the provisions of Schedule "C" attached hereto; and
(ii) the amounts required to be paid to the Landlord pursuant to the provisions of Schedule "D" attached hereto.
Payment

(c) Additional Rent shall be paid and adjusted with reference to a fiscal period of twelve (12) calendar months ("Fiscal Period"), which shall be a calendar year unless the Landlord shall from time to time have selected a Fiscal Period which is not a calendar year by written notice to the Tenant. The Landlord shall advise the Tenant in writing of its estimate of the Additional Rent to be payable by the Tenant during the Fiscal Period (or broken portion of the Fiscal Period, as the case may be, if applicable at the commencement or end of the Term or because of a change in Fiscal Period) which commenced upon the commencement date of the Term and for each succeeding Fiscal Period or broken portion thereof which commences during the Term. Such estimate shall, in every case, be a reasonable estimate and, if requested by the Tenant, shall be accompanied by reasonable particulars of the manner in which it was calculated. The Additional Rent payable by the Tenant shall be paid in equal monthly installments in advance at the same time as payment of Basic Rent is due hereunder based on the Landlord's estimate as aforesaid. From time to time, the Landlord may re estimate, on a reasonable basis, the amount of Additional Rent for any Fiscal Period or broken portion thereof, in which case the Landlord shall advise the Tenant in writing of such re-estimate and fix new equal monthly installments for the remaining balance of such Fiscal Period or broken portion thereof. After the end of each such Fiscal Period or broken portion thereof the Landlord shall submit to the Tenant a statement of the actual Additional Rent payable in respect of such Fiscal Period or broken portion thereof and a calculation of the amounts by which the Additional Rent payable by the Tenant exceeds or is less than (as the case may be) the aggregate installments paid by the Tenant on account of Additional Rent for such Fiscal Period. Within thirty (30) days after the submission of such statement either the Tenant shall pay to the Landlord any amount by which the amount found payable by the Tenant with respect to such Fiscal Period or broken portion thereof exceeds the aggregate monthly payments made by it on account thereof during such Fiscal Period or broken portion thereof, or the Landlord shall pay to the Tenant any amount by which the amount found payable as aforesaid is less than the aggregate of such monthly payments.

Accrual of Rent

(d) Basic Rent and Additional Rent (herein collectively called "Rent") shall be considered as accruing from day to day, and Rent for an irregular period of less than one year or less than one calendar month shall be apportioned and adjusted by the Landlord for the Fiscal Periods of the Landlord in which the tenancy created hereby commences and expires. Where the calculation of Additional Rent for a period cannot be made until after the termination of this Lease, the obligation of the Tenant to pay Additional Rent shall survive the termination hereof for a period of up to six (6) calendar months and Additional Rent for such period shall be payable by the Tenant upon thirty (30) days written notice by the Landlord. In the event that Landlord shall fail to invoice Tenant for any Additional Rent pursuant to this section within six (6) calendar months following the expiration or termination of this Lease, then Landlord shall be deemed to have waived its right to collect such Additional Rent. If the Term commences or expires on any day other than the first or the last day of a month, Rent for such fraction of a month shall be apportioned and adjusted as aforesaid and paid by the Tenant on the commencement date of the Term.
Recovery of Rent

(e) Rent and any other amounts required to be paid by the Tenant to the Landlord under this Lease shall be deemed to be and be treated as rent and payable and recoverable as rent, and the Landlord shall have all rights against the Tenant for Default in any payment of rent and other amounts as in the case of arrears in rent.

Limitations

(f) The information set out in statements, documents or other writings setting out the amount of Additional Rent submitted to the Tenant under or pursuant to this Lease shall be binding on the Tenant and deemed to be accepted by it and shall not be subject to amendment for any reason unless the Tenant gives written notice to the Landlord within sixty (60) days of the Landlord's submission of such statement, document or other writing identifying the statement, document, or writing and setting out in reasonable detail the reason why such statement, document, or writing should not be binding on the Tenant.

Late Fee

(g) All rent is due and payable on the first day of each month. Rent is delinquent after the tenth (10th) day of the month. A 10% late fee is assessed on the eleventh (11th) day of the month. All late fees shall be considered an item of Additional Rent.

4.
SECURITY DEPOSIT

Security Deposit

The Landlord shall recognize the Tenant's security deposit upon execution of this Lease by the Tenant for the sum of forty-two thousand nine hundred ninety dollars and twenty-three cents ($42,990.23) as a deposit to the Landlord to stand as security for the payment by the Tenant of any and all present and future debts and liabilities of the Tenant to the Landlord and for the performance by the Tenant of all of its obligations arising under or in connection with this Lease (the "Debts, Liabilities and Obligations"). Tenant shall not apply the security deposit as rent. At all times Tenant shall maintain a security deposit with Landlord in an amount equal to one hundred ten percent (110%) of the last month's rent for the Leased Premises. Landlord shall bill Tenant for any such additional security deposit as required. The Landlord shall not be required to keep the deposit separate from its general funds. In the event of the Landlord disposing of its interest in this Lease, the Landlord shall credit the deposit to its successor and thereupon shall have no liability to the Tenant to repay the security deposit to the Tenant. Subject to the foregoing and to the Tenant not being in Default under this Lease, the Landlord shall repay the security deposit to the Tenant without interest at the end of the Term or sooner termination of the Lease provided that all Debts, Liabilities and Obligations of the Tenant to the Landlord are paid and performed in full, failing which the Landlord may on notice to the Tenant elect to retain all or a portion of the security deposit and to apply it in reduction of the Debts, Liabilities and Obligations and the Tenant shall remain fully liable to the Landlord for payment and performance of the remaining Debts, Liabilities and Obligations. Tenant shall be responsible to restore the Leased Premises to their condition as of the Commencement Date for this Lease (reasonable wear and tear, damage by casualty, and repairs which are Landlord's obligation excepted), including repair of holes in walls, removal of signage, re-painting of the Leased Premises if Tenant utilized paint that is not consisting with building standards and cleaning of the flooring as needed. Landlord will refund Tenant's security deposit, less any offsets as set forth in this paragraph, approximately thirty (30) days after Tenant's tenancy has terminated and Tenant has vacated, returned keys and removed any and all personal property from the Leased Premises, including all computer and telecommunications cabling from floor, wall and ceiling areas, unless Landlord expressly provides in writing that such property may remain in the Leased Premises.

5.
GENERAL COVENANTS

Landlord's Covenant	(a) The Landlord covenants with the Tenant:
(i) for quiet enjoyment; and
(ii) to observe and perform all the covenants and obligations of the Landlord herein.
Tenant's Covenant	(b) The Tenant covenants with the Landlord:
(i) to pay Rent; and
(ii) to observe and perform all the covenants and obligations of the Tenant herein.

6.
Use

Use	The Tenant covenants with the Landlord:

(a) not to use the Leased Premises for any purpose other than for the conduct of the Tenant's business which is general office, research and development, minor repair of returned products use and uses ancillary thereto.

Waste, Nuisance, Etc.

(b) not to commit, or permit, any waste, injury or damage to the Property including the Leasehold Improvements and any trade fixture therein, any loading of the floors thereof in excess of the maximum degree of loading as determined by the Landlord acting reasonably, any nuisance therein or any use or manner of use causing annoyance to the other tenants and occupants of the Property or to the Landlord;

Insurance Risks

(c) not to do, omit or permit to be done or omitted to be done upon the Property anything which would cause to be increased the Landlord's cost of insurance or the costs of insurance of another tenant of the Property against perils as to which the Landlord or such other tenant has insured or which shall cause any policy of insurance on the Property to be subject to cancelation;

Compliance with Law

(d) to comply at its own expense with all governmental laws, regulations and requirements pertaining to the occupation and use of the Leased Premises, the condition of the Leasehold Improvements (other than the Leasehold Improvements existing prior to the date of this Lease or installed by Landlord prior to the Commencement Date, but only to the extent such Landlord installed Leasehold Improvements are out of compliance due to Tenant's specific use of the Leased Premises), trade fixtures, furniture and equipment installed by or on behalf of the Tenant therein and the making by the Tenant of any repairs, changes or improvements therein;

Environmental Compliances	(e)

(i) to conduct and maintain its business and operations at the Leased Premises so as to comply in all respects with common law and with all present and future applicable federal, provincial/state, local, municipal, governmental or quasi-governmental laws, by-laws, rules, regulations, licenses, orders, guidelines, directives, permits, decisions or requirements, concerning occupational or public health and safety or the environment and any order, injunction, judgement, declaration, notice or demand issued thereunder, ("Environmental Laws").

(ii) not to permit or suffer any substance which is hazardous or is prohibited, restricted, regulated or controlled under any Environmental Law to be present at, on or in the Leased Premises, unless it bas received the prior written consent of the Landlord which consent may be arbitrarily withheld; provided that Tenant may, without Landlord's consent, use and store within the Leased Premises reasonable quantities of customary office and cleaning supplies provided such items are stored, used, released, and disposed of in accordance with applicable Environmental Laws.

Rules & Regulations

(f) to observe and perform, and to cause its employees, invitees and others over whom Tenant can be reasonably expected to exercise control to observe and perform, the Rules and Regulations contained in Schedule "E" hereto, and such further and other reasonable rules and regulations and amendments and additions therein as may hereafter be made by the Landlord and notified in writing to the Tenant, except that no change or addition may be made that is inconsistent with this Lease unless as may be required by governmental regulation or unless the Tenant consents thereto. The imposition of such Rules and Regulations shall not create or imply any obligation of the Landlord to enforce them or create any liability of the Landlord for their non-enforcement or otherwise.

7.
ASSIGNMENT AND SUBLETTING

Restriction on Transfer

(a) Except as expressly provided in this Section 7, Tenant will not, either voluntarily or by operation of law, assign or encumber this Lease or any interest herein or sublet the Leased Premises or any part thereof, or permit the use or occupancy of the Leased Premises by any party other than Tenant (any such assignment, encumbrance, sublease or the like will sometimes be referred to as a "Transfer"), without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold, condition or delay. In no event may this Lease be assigned or the Leased Premises sublet to any existing tenant or occupant of the Building or to any entity that is then in lease negotiations with the Landlord. In addition, Tenant may not assign or sublet the Leased Premises, or any portion thereof, if it is in Default under the terms and conditions of this Lease, until such time as Tenant has "cured" the Default to the reasonable satisfaction of the Landlord.

Corporate and Partnership Transfers

(b) For purposes of this Section 7, if Tenant is a corporation, partnership or other entity, any transfer, assignment, encumbrance or hypothecation of more than fifty percent (50%) (individually or in the aggregate) of any stock or other ownership interest in such entity, and/or any transfer, assignment, hypothecation or encumbrance of any controlling ownership or voting interest in such entity, will be deemed a Transfer and will be subject to all of the restrictions and provisions contained in this Section 7. Notwithstanding the foregoing, the immediately preceding sentence will not apply to any transfers of stock of Tenant if Tenant is a publicly-held corporation and such stock is transferred publicly over a recognized security exchange or over-the-counter market.

Permitted Controlled Transfers

(c) Notwithstanding the provisions of this Section 7 to the contrary, Tenant may assign this Lease or sublet the Leased Premises or any portion thereof ("Permitted Transfer"), without Landlord's consent and without extending any sublease termination option to Landlord, to any parent, subsidiary or affiliate corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all or substantially all of the assets of Tenant's business as a going concern, provided that: (i) at least twenty (20) days prior to such assignment or sublease, Tenant delivers to Landlord the financial statements and other financial and background information of the assignee or sublessee described in Subsection 7(d); (ii) if an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or if a sublease, the sublessee of a portion of the Leased Premises or Term assumes, in full, the obligations of Tenant with respect to such portion); (iii) the financial net worth of the assignee or sublessee as of the time of the proposed assignment or sublease equals or exceeds that of Tenant as of the date of execution of this Lease; (iv) Tenant remains fully liable under this Lease; and (v) the use of the Leased Premises under Section 6 remains unchanged.

Transfer Notice

(d) If Tenant desires to effect a Transfer, then at least thirty (30) days prior to the date when Tenant desires the Transfer to be effective (the "Transfer Date"), Tenant agrees to give Landlord a notice (the ''Transfer Notice"), stating the name, address and business of the proposed assignee, sublessee or other transferee (sometimes referred to hereinafter as "Transferee"), reasonable information (including references) concerning the character, ownership, and financial condition of the proposed Transferee, the Transfer Date, any ownership or commercial relationship between Tenant and the proposed Transferee, and the consideration and all other material terms and conditions of the proposed Transfer, all in such factual detail as Landlord may reasonably require. If Landlord reasonably requests additional detail within ten (10) days after receipt of a Transfer Notice, the Transfer Notice will not be deemed to have been received until Landlord receives such additional detail, and Landlord may withhold consent to any Transfer until such information is provided to it.

Landlord's Options

(e) Within thirty (30) days of Landlord's receipt of any Transfer Notice, and any additional information reasonably requested by Landlord concerning the proposed Transferee's financial responsibility, Landlord will elect to do one of the following:

(i) consent to the proposed Transfer;
(ii) refuse such consent, which refusal shall be on reasonable grounds including, without limitation, those set forth in Subsection 7(f); or

(iii) subject to the terms of Section 7(i) below, terminate this Lease as to all or such portion of the Leased Premises which is proposed to be sublet or assigned and recapture all or such portion of the Leased Premises for reletting by Landlord.

Reasonable Disapproval

(f) Landlord and Tenant hereby acknowledge that Landlord's disapproval of any proposed Transfer pursuant to Subsection 7(e) will be deemed reasonably withheld if based upon any reasonable factor, including, without limitation, any or all of the following factors: (i) if the Building is less than ninety percent (90%) occupied, if the net effective rent payable by the Transferee (adjusted on a rentable square foot basis) is less than the net effective rent then being quoted by Landlord for new leases in the Building for comparable size space for a comparable period of time; (ii) the proposed Transferee is a governmental entity; (iii) the portion of the Leased Premises to be sublet or assigned is irregular in shape with inadequate means of ingress and egress; (iv) the use of the Leased Premises by the Transferee (A) is not permitted by the use provisions in Section 6 hereof, or (B) violates any exclusive use granted by Landlord to another tenant in the Building; (v) the Transfer would likely result in a significant and inappropriate increase in the use of the parking areas or Project Common Areas by the Transferee's employees or visitors, and/or significantly increase the demand upon utilities and services to be provided by Landlord to the Leased Premises; (vi) the Transferee does not have the financial capability to fulfill the obligations imposed by the Transfer and this Lease; or (vii) the Transferee is not in Landlord's reasonable opinion consistent with Landlord's desired tenant mix. In the event Landlord withholds or conditions its consent and Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Subsection 7(f) or otherwise has breached or acted unreasonably under this Section 7, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee. In any such action, each party shall bear its own attorneys' fees. Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation Tenant's proposed sub-tenant or assignee) who claim they were damaged by Landlord's wrongful withholding or conditioning of Landlord's consent.

Additional Conditions

(g) A condition to Landlord's consent to any Transfer of this Lease will be the delivery to Landlord of a fully executed letter of intent or proposal to such Transfer where both the Tenant and the subtenant or assignee (as applicable) have signed, then within thirty (30) days after receipt of Landlord's consent to such Transfer, a true copy of the fully executed instrument of assignment, sublease, transfer or hypothecation, and, in the case of an assignment, the delivery to Landlord of an agreement executed by the Transferee in a commercially reasonable and standard form and substance, whereby the Transferee assumes and agrees to be bound by all of the terms and provisions of this Lease and to perform all of the obligations of Tenant hereunder. As a condition for granting its consent to any assignment or sublease, Landlord may require that, upon a Default by Tenant under this Lease, the assignee or sublessee remit directly to Landlord on a monthly basis, all monies due to Tenant by said assignee or sublessee. As a condition to Landlord's consent to any sublease, such sublease must provide that it is subject and subordinate to this Lease and to all mortgages; that Landlord may enforce the provisions of the sublease, including collection of rent; that in the event of termination of this Lease for any reason, including without limitation a voluntary surrender by Tenant, or in the event of any reentry or repossession of the Leased Premises by Landlord, Landlord may, at its option, either (i) terminate the sublease, or (ii) take over all of the right, title and interest of Tenant, as sublessor, under such sublease, in which case such sublessee will attorn to Landlord, but that nevertheless Landlord will not (1) be liable for any previous act or omission of Tenant under such sublease, (2) be subject to any defense or offset previously accrued in favor of the sublessee against Tenant, or (3) be bound by any previous modification of any sublease made without Landlord's written consent, or by any previous prepayment by sublessee of more than one month's rent.

Excess Rent

(h) If Landlord consents to any Transfer, Tenant agrees to pay to Landlord, as Additional Rent, fifty percent (50%) of all sums and other consideration payable to and for the benefit of Tenant by the Transferee on account of the Transfer in excess of the following amounts: (i) Rent and other amounts payable by Tenant under this Lease during the term of such Transfer and if such Transfer is for less than all of the Leased Premises, the amount shall be calculated on a rentable square foot basis and (ii) Tenant's out-of-pocket expenses incurred to obtain such Transfer, including, but not limited to, (1) any changes, alterations and improvements to the Leased Premises paid for by Tenant and approved by Landlord in connection with the Transfer, (2) any other leasing or subleasing concessions provided by Tenant to the Transferee (e.g. free rent, allowances, etc.), (3) any brokerage commissions paid for by Tenant in connection with the Transfer, and (4) any other out-of-pocket costs incurred by Tenant which are reasonably associated with the Transfer, as and when such sums and other consideration are due and payable by the Transferee to or for the benefit of Tenant (or, if Landlord so requires, and without any release of Tenant's liability for the same, Tenant agrees to instruct the Transferee to pay such 50% of such excess sums directly to Landlord).

Termination Rights

(i) If Tenant requests Landlord's consent to any assignment or subletting of all or a portion of the Leased Premises, Landlord will have the right, as provided in Subsection 7(e), to terminate this Lease as to all or such portion of the Leased Premises which is proposed to be sublet or assigned effective as of the date Tenant proposes to sublet or assign all or less than all of the Leased Premises. Landlord's right to terminate this Lease as to less than all of the Leased Premises proposed to be sublet or assigned will not terminate as to any future additional subletting or assignment as a result of Landlord's consent to a subletting of less than all of the Leased Premises or Landlord's failure to exercise its termination right with respect to any subletting or assignment. Landlord will exercise such termination right, if at all, by giving written notice to Tenant within ten (10) days of receipt by Landlord of the financial responsibility information required by this Section 7. Tenant understands and acknowledges that the option, as provided in this Section 7, to terminate this Lease as to all or such portion of the Leased Premises which is proposed to be sublet or assigned rather than approve the subletting or assignment of all or a portion of the Leased Premises, is a material inducement for Landlord's agreeing to lease the Leased Premises to Tenant upon the terms and conditions herein set forth. In the event of any such termination with respect to less than all of the Leased Premises, the cost of segregating the recaptured space from the balance of the Leased Premises will be paid by Tenant and Tenant's future monetary obligations under this Lease will be reduced proportionately on a square footage basis to correspond to the balance of the Leased Premises which Tenant continues to lease.

No Release

(j) No Transfer will release Tenant of Tenant's obligations under this Lease or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. Upon a Default by Tenant, Landlord may require that any Transferee remit directly to Landlord on a monthly basis, all monies due Tenant by said

Transferee. However, the acceptance of rent by Landlord from any other person will not be deemed to be a waiver by Landlord of any provision hereof. Consent by Landlord to one Transfer will not be deemed consent to any subsequent Transfer. In the event of Default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor. Landlord may consent to subsequent assignments of this Lease or sublettings or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions will not relieve Tenant of liability under this Lease.

Administrative & Attorneys' Fees

(k) If Tenant effects a Transfer or requests the consent of Landlord to any Transfer (whether or not such Transfer is consummated), then, upon demand, Tenant agrees to pay Landlord a non-refundable administrative fee of Two Hundred Fifty Dollars ($260.00), plus any reasonable attorneys' and paralegal fees incurred by Landlord in connection with such Transfer or request for consent (whether attributable to Landlord's in-house attorneys or paralegals or otherwise) up to a maximum of $2,600. Acceptance of the Two Hundred Fifty Dollar ($260.00)administrative fee and/or reimbursement of Landlord's attorneys' and paralegal fees will in no event obligate Landlord to consent to any proposed Transfer.

Marketing

(l) Landlord acknowledges and agrees that Tenant may market the Leased Premises for subletting or assignment in typical publications or websites; provided that no such marketing shall affect the terms and conditions of this Section 7. For the sake of clarity, Tenant shall not be allowed to install signs on the Property marketing the Leased Premises for subletting or assignment.

8.
REPAIR & DAMAGE

Landlord Repairs to Building & Property	(a) The Landlord covenants with the Tenant to keep in a good and reasonable state of repair and decoration:

(i) those portions of the Property consisting of the entrance, lobbies, stairways, corridors, landscaped areas, parking areas, and other facilities from time to time provided for use in common by the Tenant and other tenants of the Building or Property, and the exterior portions (including foundations and roofs) of all buildings and structures from time to time forming part of the Property and affecting its general appearance; and

(ii) the Building (other than the Leased Premises and premises of other tenants) including the systems for interior climate control and plumbing, the elevators and escalators (if any), entrances, lobbies, stairways corridors and washrooms from time to time provided for use in common by the Tenant and other tenants of the Building or Property and the systems provided for use in common by the Tenant and other tenants of the Building or Property and the systems as provided for bringing utilities to the Leased Premises.

Landlord Repairs to the Leased Premises

(b) The Landlord covenants with the Tenant to repair, so far as reasonably feasible, and as expeditiously as reasonably feasible, defects in standard demising walls or in structural elements, exterior walls of the Building, suspended ceiling, electrical and mechanical installation standard to the Building installed by the Landlord in the Leased Premises (if and to the extent that such defects are sufficient to impair the Tenant's use of the Leased Premises while using them in a manner consistent with this Lease) and "Insured Damage" (as herein defined). The Landlord shall in no event be required to make repairs to Leasehold Improvements made by the Tenant, or by the Landlord on behalf of the Tenant or another tenant or to make repairs to wear and tear within the Leased Premises.

Tenant's Repairs

c) The Tenant covenants with the Landlord to repair, maintain and keep at the Tenant's own costs, except insofar as the obligation to repair rests upon the Landlord pursuant to this Section 8, the Leased Premises, including Leasehold Improvements in good and substantial repair, reasonable wear and tear excepted, provided that this obligation shall not extend to structural elements or to exterior glass or to repairs which the Landlord would be required to make under this Section 8 but for the exclusion therefrom of defects not sufficient to impair the Tenant's use of the Leased Premises while using them in a manner consistent with this Lease.

The Landlord may enter the Leased Premises at all reasonable times upon prior written notice to view the condition thereof and the Tenant covenants with the Landlord to repair, maintain and keep the Leased Premises in good and substantial repair according to notice in writing, reasonable wear and tear excepted. If the Tenant shall fail to repair as aforesaid after reasonable notice to do so, the Landlord may effect the repairs and the Tenant shall pay the reasonable cost thereof to the Landlord on demand. The Tenant covenants with the Landlord that the Tenant will at the expiration of the Term or sooner termination thereof peaceably surrender the Leased Premises and appurtenances in good and substantial repair and condition, reasonable wear and tear and casualty excepted. Above standard office fixtures such as supplemental air-conditioning, dishwashers, garbage disposals, kitchen water heaters, are the sole responsibility of Tenant to maintain and replace.

Indemnification

(d) If any part of the Property becomes out of repair, damaged or destroyed through the negligence of, or misuse by, the Tenant or its employees, agents, invitees or others under its control, the Tenant shall pay the Landlord on demand the expense of repairs or replacements, including the Landlord's reasonable administration charge thereof, necessitated by such negligence or misuse.

Damage & Destruction	(e) It is agreed between the Landlord and the Tenant that:

(i) In the event of damage to the Property or to any part thereof, if the damage is such that the Leased Premises or any substantial part thereof is rendered not reasonably capable of use and occupancy by the Tenant for the purposes of its business for any period of time in excess often (10) days, then

(ii)

(A) unless the damage was caused by the fault or negligence of the Tenant or its employees, agents, invitees or others under its control, from the date of occurrence of the damage and until the Leased Premises are again reasonably capable for use and occupancy as aforesaid, the Rent payable pursuant to this Lease shall abate from time to time in proportion to the part or parts of the Leased Premises not reasonably capable of such use and occupancy, and

(B) unless this Lease is terminated as hereinafter provided, the Landlord or the Tenant as the case may be (according to the nature of the damage and their respective obligations to repair as provided in subparagraphs (a), (b) and (c) of this Section 8) shall repair such damage with all reasonable diligence, but to the extent that any part of the Leased Premises is not reasonably capable of such use and occupancy by reason of damage which the Tenant is obligated to repair hereunder, any abatement of Rent to which the Tenant would otherwise be entitled hereunder shall not extend later than the time by which, in the reasonable opinion of the Landlord, repairs by the Tenant ought to have been completed with reasonable diligence, and

(iii) if the Leased Premises are substantially damaged or destroyed by any cause and if in the reasonable opinion of the Landlord given in writing within thirty (30) days of the occurrence the damage cannot reasonably be repaired within one hundred eighty (180) days after the occurrence thereof, then the Lease shall terminate, in which event neither the Landlord nor the Tenant shall be bound to repair as provided in subparagraphs (a), (b) and (c) of this Section 8, and the Tenant shall instead deliver up possession of the Leased Premises to the Landlord with reasonable expedition and Rent shall be apportioned and paid to the date of the occurrence; and

(iv) if premises, whether of the Tenant, or other tenants of the Property comprising in the aggregate half or more of the total number of square feet of rentable office area in the Property on half or more of the total number of square feet of rentable office area in the Building (as determined by the Landlord) or portions of the Property which affect access of services essential thereto, are substantially damaged or destroyed by any cause and if in the reasonable opinion of the Landlord the damage cannot reasonably be repaired within one hundred eighty (180) days after the occurrence thereof, then the Landlord may, by written notice to the Tenant given within thirty (30) days after the occurrence of such damage or destruction, terminate this Lease, in which event neither the Landlord nor the Tenant shall be bound to repair as provided in subparagraphs (a), (b) and (c) of this Section 8, and the Tenant shall instead deliver up possession of the Leased Premises to the Landlord with reasonable expedition but in any event within sixty (60) days after delivery of such notice of termination, and Rent shall be apportioned and paid to the date upon which possession is so delivered up (but subject to any abatement to which the Tenant may be entitled under subparagraph (e) of this Section 8).

9.
INSURANCE AND LIABILITY

Landlord's Insurance

(a) The Landlord shall take out and keep in force during the Term insurance with respect to the Property except for the "Leasehold Improvements" (as hereinafter defined) in the Leased Premises. The insurance to be maintained by the Landlord shall be in respect of perils and to amounts and on terms and conditions which from time to time are insurable at a reasonable premium and which are normally insured by reasonable prudent owners of properties similar to the Property, all as from time to time determined at reasonable intervals by insurance advisors selected by the Landlord, and whose opinion shall be conclusive. Unless and until the insurance advisors shall state that any such perils are not customarily insured against by owners of properties similar to the Property, the perils to be insured against by the Landlord shall include, without limitation, public liability, boilers and machinery, fire and extended perils and may include, at the option of the Landlord, losses suffered by the Landlord in its capacity as Landlord through business interruption. The insurance to be maintained by the Landlord shall contain a waiver by the insurer of any rights of subrogation or indemnity or any other claim over which the insurer might otherwise be entitled against the Tenant or the agents or employees of the Tenant.

Tenant's Insurance	(a) The Tenant shall take out and keep in force during the Term:

(i) comprehensive general public liability insurance all on an occurrence basis with respect to the business carried on in or from the Leased Premises and the Tenant's use and occupancy of the Leased Premises and of any other part of the Property, with coverage for any one occurrence or claim of not less than Two Million Dollars ($2,000,000) or such other amount as the Landlord may reasonably require upon not less than one (1) month notice at any time during the Term, which insurance shall include the Landlord as an additional insured and shall protect the Landlord in respect of claims by the Tenant as if the Landlord were separately insured and worker's compensation insurance as required by law;

(ii) insurance in respect of fire and such other perils as are from time to time in the usual extended coverage endorsement covering the Leasehold Improvements, trade fixtures, and the furniture and equipment in the Leased Premises for not less than 80% of the full replacement cost thereof, and which insurance shall include the Landlord as a loss payee as the Landlord's interest may appear;

(iii) insurance against such other perils and in such amounts as the Landlord may from time to time reasonably require upon not less than ninety (90) days written notice, such requirement to be made on the basis that the required insurance is customary at the time for prudent tenants of properties similar to the Property.

All insurance required to be maintained by the Tenant shall be on terms and with insurers satisfactory to the Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord hereby approves Tenant's current insurer. Each policy shall contain a waiver by the insurer of any rights of subrogation or indemnity or any other claim over to which the insurer might otherwise be entitled against the Landlord or the agents or employees of the Landlord, and the policy will not lapse to be canceled, except after not less than thirty (30) days' written notice to the Landlord of the intended change, lapse or cancelation. The Tenant shall furnish to the Landlord, if and whenever requested by it, certificates or other evidence acceptable to the Landlord as to the insurance from time to time effected by the Tenant and if renewal or continuation in force, together with evidence as to the method of determination of full replacement cost of the Tenant's Leasehold Improvements, trade fixtures, furniture and equipment, and if the Landlord reasonably concludes that the full replacement cost has been underestimated, the Tenant shall forthwith arrange for any consequent increase in coverage required under subparagraph (b). If the Tenant shall fail to take out, renew and keep in force such insurance, or if the evidences submitted to the Landlord are unacceptable to the Landlord (or no such evidences are submitted within a reasonable period after request therefore by the Landlord), then the Landlord may give to the Tenant written notice requiring compliance with this subparagraph. and specifying the respects in which the Tenant is not then in compliance with this subparagraph. If the Tenant does not within five (5) days provide appropriate evidence of compliance with this subparagraph, the Landlord may (but shall not be obligated to) obtain some or all of the additional coverage or other insurance which the Tenant shall have failed to obtain, without prejudice to any other rights of the Landlord under this Lease or otherwise, and the Tenant shall pay all premiums and other reasonable expenses incurred by the Landlord to the Landlord on demand.

Limitation of Landlord's Liability

(c) The Tenant agrees that the Landlord shall not be liable for any bodily injury or death of, or loss or damage to any property belonging to, the Tenant or its employees, invitees or licensees or any other person in, on or about the Property unless resulting from the actual willful misconduct or gross negligence of the Landlord or its own employees, agents or contractors. In no event shall the Landlord be liable for any damage which is caused by steam, water, rain or snow or other thing which may leak into, issue or flow from any part of the Property or from the pipes or plumbing works, including the sprinkler system (if any) therein or from any other place or for any damage caused by or attributable to the condition or arrangement of any electric or other wiring or of sprinkler heads (if any) or for any damage caused by anything done or omitted by any other tenant. In no event, including without limitation, any event, termination, dispute, alleged breach, occurrence or circumstance arising out of or relating to this Agreement or the transactions or relationships of the parties contemplated hereunder, shall Landlord be liable for any incidental, special or consequential damages, including, but not limited to, loss of use, loss of data, loss of business or loss of profits, no matter what theory the claim is based on, including contract, tort, strict liability or statute. This limitation of liability shall survive the termination of this Lease.

Indemnity of Landlord

(d) Except with respect to claims or liabilities in respect of any damage which is Insured Damage to the extent of the cost of repairing such Insured Damage, the Tenant agrees to indemnify and save harmless the Landlord in respect of:

(i) all claims for bodily injury or death, property damage or other loss or damage arising from the conduct of any work or any act or omission of the Tenant or any assignee, subtenant, agent, employee, contractor, invitee or licensee of the Tenant, and in respect of all costs, expenses and liabilities incurred by the Landlord in connection with or arising out of all such claims, including the expenses of any action or proceeding pertaining thereto; and

(ii) any loss, cost, (including, without limitation, reasonable lawyers' fees and disbursements), expense, or damage suffered by the Landlord arising from any breach by the Tenant of any of its covenants and obligations under this Lease.

Definition of "Insured Damaged"

(e) For purpose of this Lease, "Insured Damage" means that part of any damage occurring to the Property of which the entire cost of repair (or the entire cost of repair other than a deductible amount properly collectible by the Landlord as part of the Additional Rent) is actually recovered by the Landlord under a policy or policies of insurance from time to time effected by the Landlord pursuant to subparagraph (a). Where an applicable policy of insurance contains an exclusion for damages recoverable from a third party, claims as to which the exclusion applies shall be considered to constitute Insured Damage only if the Landlord successfully recovers from the third party.

10.
EVENTS OF DEFAULT AND REMEDIES

Events of Default & Remedies	(a) In the event of the happening of any one of the following events (each a "Default"):

(i) the Tenant shall have failed to pay an installment of Basic Rent or of Additional Rent or any other amount payable hereunder when due, and such failure shall be continuing for a period of more than ten (10) days after the date Tenant receives written notice from Landlord that such installment or amount was due; provided, however, that after the second failure to pay any sum required to be paid hereunder, such failure shall be deemed to automatically constitute a Default without any obligation on Landlord to provide any additional written notice.

(ii) there shall be a default of or with any condition, covenant, agreement or other obligation on the part of the Tenant to be kept, observed or performed hereunder (other than a condition, covenant, agreement or other obligation to pay Basic Rent, Additional Rent or any other amount of money) and such default shall be continuing for a period of more than fifteen (15) days after written notice by the Landlord to the Tenant specifying the default and requiring that it discontinue;

(iii) if any policy of insurance upon the Property or any part thereof from time to time effected by the Landlord shall be canceled or about to be canceled by the insurer by reason of the use or occupation of the Leased Premises by the Tenant or any assignee, subtenant or licensee of the Tenant or anyone permitted by the Tenant to be upon the Leased Premises and the Tenant after receipt of notice in writing from the Landlord shall have failed to take such immediate steps in respect of such use or occupation as shall enable the Landlord to reinstate or avoid cancelation (as the case may be) of such policy of insurance;

(iv) the Leased Premises shall, without the prior written consent of the Landlord, be used by any other persons than the Tenant or its permitted assigns or subtenants or for any purpose other than that for which they were leased or occupied or by any persons whose occupancy is prohibited by this Lease;

(v) the Leased Premises shall be vacated or abandoned, or remain unoccupied without the prior written consent of the Landlord for thirty (30) consecutive days or more while capable of being occupied (provided that the Tenant shall not be deemed to have abandoned or vacated the Leased Premises if either (a) the vacating or abandoning is due to a governmental mandate, stay-at-home order or other reason not within Tenant's reasonable control or (b) Tenant provides Landlord with reasonable advance notice prior to vacating or abandoning and, at the time of vacating or abandoning the Leased Premises, (i) Tenant has made reasonable arrangements with Landlord for the security of the Leased Premises for the period of such vacating or abandoning, and (ii) Tenant continues during the balance of the Term to satisfy and perform all of Tenant's obligations under this uase as they come due);

(vi) the balance of the Term of this Lease or any of the goods and chattels of the Tenant located in Leased Premises, shall at anytime be seized in execution of attachment, or

(vii) the Tenant shall make any assignment for the benefit of creditors or become bankrupt or insolvent or take the benefit of any statute for bankrupt or insolvent debtors or, if a corporation, shall take any steps or suffer any order to be made for its winding-up or other termination of its corporate existence; or a trustee, receiver or receiver-manager or agent or other like person shall be appointed of any of the assets of the Tenant.

Notwithstanding the foregoing, if the nature of Tenant's Default pursuant to Section 10(a) is such that it cannot be cured by the payment of money and reasonably requires more than 15 days to cure, then Tenant shall not be deemed to be in Default if Tenant commences such cure within said 15-day period and thereafter diligently prosecutes the same to completion.

Payment of Rent, etc. on Termination

(b) The Landlord shall have the following rights and remedies all of which are cumulative and not alternative and not to the exclusion of any other or additional rights and remedies in law or equity available to the Landlord by statute or otherwise:

(i) to remedy or attempt to remedy any Default of the Tenant, and in doing so to make any payments due or alleged to be due by the Tenant to third parties and to enter upon the Leased Premises to do any work or other thing therein, and in such event all reasonable expenses of the Landlord in remedying or attempting to remedy such Default shall be payable by the Tenant to the Landlord on demand;

(ii) with respect to unpaid overdue rent, to the payment by the Tenant of the Rent and of interest (which said interest shall be deemed included herein in the term "Rent") thereon at a rate equal to ten percent (10%) of the total unpaid amount each month until paid in full;

(iii) to terminate this Lease forthwith. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:
(A) the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(B) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(C) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(D) the worth at the time of award of any abated rent in connection with this Lease or any subsequent extension of the Lease; plus

(E) any other amount necessary to compensate Landlord for all the damages proximately caused by Tenant's failure to perform the Tenant obligations under this Lease. As used in subparagraphs 10(b)(iii)(A) and (B) above, the "worth at the time of award" is computed by allowing interest at the maximum rate permitted by law per annum. As used in subparagraph 10(b)(iii)(C) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(iv) to enter the Leased Premises as agent of the Tenant and as such agent to re-let them and to receive the rent therefor and as the agent of the Tenant to take possession of any furniture or other property thereon and upon giving ten (10) days' written notice to the Tenant to store the same at the expenses and risk of the Tenant or to sell or otherwise dispose of the same at public or private sale without further notice and to apply the proceeds thereof and any rent derived from reletting the Leased Premises upon account of the Rent due and to become due under this Lease and the Tenant shall be liable to the Landlord for the deficiency if any.

(v) to maintain Tenant's rights to possession and continue said Lease in full force and effect, whether or not Tenant shall have abandoned the Leased Premises. In such event, Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover Rent as it becomes due under the terms of the Lease.

Tenant to Pay On Demand

(c) The Tenant shall pay to the Landlord on demand all costs and expenses, including actual lawyers' fees and costs incurred by the Landlord in enforcing any of the obligations of the Tenant under this Lease. Such costs shall include but not be limited to a fee of $100.00 for service of pay or quit notice and a fee of $50.00 for NSF checks in addition to all late fees associated with payments.

Landlord Default

(d) In the event Landlord fails to cure, or promptly commence and diligently pursue the cure of, any breach or failure by Landlord to comply with any of Landlord's obligations under this Lease within a commercially reasonable period after Tenant furnishes Landlord with written notice of such failure, then Tenant shall have the right (but not the obligation) to perform such obligation on Landlord's account and Landlord shall reimburse Tenant upon demand for the amount expended by Tenant in performing such obligation (including but not limited to reasonable attorneys' fees and costs of collection). Notwithstanding the foregoing to the contrary, Tenant shall have no right to repair, modify, or alter any building systems.

11.
ADDITIONAL PROVISIONS

Relocation of Leased Premises

(a) The Landlord shall have the right at any time upon six (6) months' written notice (the "Notice of Relocation") to relocate the Tenant at Landlord's sole cost and expense, to other premises in the Property (the "Relocated Premises") and the following terms and conditions shall be applicable:

(i) the Relocated Premises (which term shall mean the Leased Premises after relocation) shall contain approximately the same as, or greater rentable area than, the Leased Premises, shall have the same or better fit up, layout, view, and finish and shall be fully completed and ready for Tenant's occupancy prior to any such relocation;

(ii) Basic Rent and "Tenant's Proportionate Share" (as hereinafter defined) of Additional Rent for the Relocated Premises shall be no greater than the Basic Rent and Tenant's Proportionate Share of Additional Rent for the Leased Premises, notwithstanding the Relocated Premises may contain a greater rentable area;

(iii) Landlord shall pay for all costs necessary to prepare the Relocated Premises for Tenant's occupancy, including any hard and soft costs of all tenant improvements required to satisfy the terms and conditions of this Section 1l(a) and shall reimburse Tenant or pay directly for Tenant's reasonable costs of relocation, including without limitation, the costs of uninstalling and reinstalling equipment and furniture and the costs of printing new stationary, business cards and notifying others about the change of address, with Landlord's total liability under this paragraph limited to $58,125. Landlord shall provide Tenant with said allowance within thirty (30) business days of Landlord's receipt of receipts evidencing costs expended;

(iv) Such relocation shall be made during evenings, weekends or otherwise so as to incur the least inconvenience to Tenant;
(v) all other terms and conditions of the Lease shall apply to the Relocated Premises except as are inconsistent with the terms and conditions of this subparagraph;

(vi) Notwithstanding the provisions of Sections ll(a) to the contrary, Landlord will have no right to exercise right to relocate the Tenant under this Section ll(a) during the initial term of this Lease.

Subordination & Attornment

(b) This Lease and all rights of the Tenant hereunder are subject and subordinate to all underlying leases and charges, or mortgages now or hereafter existing (including charges, and mortgages by way of debenture, note, bond, deeds of trust and mortgage and all instruments supplemental thereto) which may now or hereafter affect the Property or any part thereof and to all renewal, modifications, considerations, replacements and extensions thereof provided the lessor, chargee, mortgagee, or trustee agrees to accept this Lease if not in Default and to provide Tenant a non disturbance agreement on standard forms; and in recognition of the foregoing the Tenant agrees that it will, whenever requested, attorn to such lessor, chargee, mortgagee as a tenant upon all the terms of this Lease. The Tenant agrees to execute within ten (10) days after requested by the Landlord or by the holder of any such lease, charge, or mortgage a commercially reasonable and standard instrument of subordination or attornment, as the case may be as may be required of it.

Certificates

(c) The Tenant agrees that it shall within ten (10) days after requested by the Landlord from time to time execute and deliver to the Landlord, and if required by the Landlord, to any lessor, chargee or mortgagee (including any trustee) or other person designated by the Landlord, an acknowledgment in writing as to the then status of this Lease, including as to whether i.t is in full force and effect, is modified or unmodified, confirming the Basic Rent and Additional Rent payable hereunder and the state of accounts between Landlord and the Tenant, the existence or non-existence of Defaults, and any other factual matters pertaining to this Lease to Tenant's knowledge as to which the Landlord shall reasonably request an acknowledgment.

Tenant's	(d) Except as provided herein, Tenant acknowledges that Landlord makes no express or implied representations or warranties of any kind regarding the fitness or appropriateness

Compliances with Govt Ordinances, Regulations Laws

of the Leased Premises for Tenant's proposed use. As of the delivery of the Leased Premises in Ready for Occupancy condition, Tenant takes the Leased Premises in an "as-is" condition with regard to all applicable zoning, parking, use and any other relevant hereto as though the said provision or provisions had never been included, and further, that the captions appearing for the provisions of this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease or any provision hereof.

Extent of Lease Obligation

(o) This Agreement and everything herein contained shall inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors, assigns and other legal representatives, as the case may be, of each and every of the parties hereto, subject to the granting of consent by the Landlord to any assignment or sublease, and every reference herein to any party hereto shall include the heirs, executors, administrators, successors, assigns and other legal representatives of such party, and where there is more than one tenant or there is a male or female party the provision hereof shall be read with all grammatical changes thereby rendered necessary and all covenants shall be deemed joint and several.

Prior Use & Occupancy Prior to Term

(p) If the Tenant shall for any reason use or occupy the Leased Premises in any way prior to the commencement of the Term without there being an existing lease between the Landlord and Tenant under which the Tenant has occupied the Leased Premises, then during such prior use or occupancy, the Tenant shall be a Tenant of the Landlord and shall be subject to the same covenants and agreements in this Lease mutatis mutandis.

Alterations, Additions, and Improvements

(q) Tenant will not make or allow to be made any alterations, additions, or improvements in or to the Leased Premises without the written consent of Landlord before performance: such consent will not be unreasonably withheld, but Landlord may impose, as a condition of such consent such requirements as Landlord in its reasonable discretion may deem reasonable or desirable including, without limiting the generality of foregoing, requirements as to the manner in which, the time or times at which and the contractor by whom such work shall be done. Such alterations, additions, or improvements when made to the Leased Premises by Tenant shall be surrendered to Landlord and become the property of Landlord upon termination in any manner of this Lease, but this clause shall not apply to moveable non-attached fixtures or furniture of Tenant. Provided however, Landlord may, at the time Landlord approves any such alterations, additions, or improvements, send written notice to Tenant that Landlord will require Tenant to remove such alterations, additions, or improvements, which were placed in or on the Leased Premises by Tenant and which are designated in said notice upon expiration or earlier termination of this Lease and shall repair any damage occasioned by such and the removal and, in default thereof Landlord, may effect said removals and repairs at Tenant's expense. All work with respect to alterations, additions, and improvements must be done in good and workmanlike manner and diligently prosecuted to completion to the end that the improvements on the Leased Premises shall at all times be a complete unit except during the period of work. Any such alterations, additions, and improvements shall be performed and done strictly in accordance with the laws and ordinances relating thereto, and with the requirements of all carriers of insurance on the Leased Premises and the Board of Underwriters, Fire Rating Bureau, or similar organization. Subject to Landlord's obligation to obtain a certificate of occupancy for the Leased Premises following completion of Landlord's Work, Tenant shall obtain at its sole cost and expense all required licenses and permits. In performing the work of any such alterations, additions or improvements, Tenant shall have the work performed in such a manner so as not to obstruct the access to the Building of any other tenant. Before commencing any such work or construction in or about the Leased Premises, Tenant shall notify Landlord in writing of the expected date of commencement thereof. Landlord shall have the right at any time and from time to time to post and maintain on the Leased Premises such notices as Landlord deems necessary to protect the Leased Premises and Landlord from the liens of mechanics, laborers, materialmen, suppliers or vendors. If any mechanic lien is filed against the Leased Premises or the real estate of which the Leased Premises form a part, which lien concerns the Tenant and/or the Leased Premises, Tenant shall cause same to be discharged within ten (10) days after the date Tenant is notified that the lien is filed by Tenant paying or bonding over said lien. Notwithstanding the foregoing, Tenant shall be allowed to make non structural alterations, which are decorative in nature, up to $5,000, without Landlord's consent.

Schedules	(r) The provisions of the following Schedules attached hereto shall form part of this Lease as if the same were embodied herein:
Schedule "A" - Legal Description of Property
Schedule "B" - Plan of Leased Premises
Schedule "C" - Taxes payable by Landlord and Tenant
Schedule "D" - Services and Costs
Schedule "E" - Rules and Regulations
Schedule "F" - Leasehold Improvements
Schedule "G" - Basic Rent
Schedule "H" - Tenant Improvements
Schedule "I" - Parking
Schedule "J" - Lease Guaranty
Schedule "K'' - Tenant Information Sheet
Schedule "L" - Signage Agreement
Schedule "M" - License for Antenna Site
Schedule "N" - Addendum to Lease
Schedule "O" - Tenant Signage Forms
Schedule "P" - Option(s) to Renew
Confidentiality

(s) Tenant shall keep confidential and shall not disclose the terms and conditions set forth in this Lease, including, without limitation, the Basic Rent and Additional Rent, the Term of the Lease and any extensions, and all other financial terms, without the prior written consent of the Landlord except: (1) to Tenant's directors, officers, partners, legal counsel, accountants, financial advisors and similar professionals and consultants to the extent that Tenant deems it necessary or appropriate in connection with the Lease transaction contemplated hereunder (and Tenant shall inform each of the foregoing parties of Tenant's obligations under this Section and shall secure the agreement of such parties to be bound by the confidentiality terms hereof) or (2) as otherwise required by law or regulation (including the SEC and other laws governing publicly traded companies). Any violation of this shall be considered a material default under the Lease.

Brokers

(t) Landlord and Tenant represent and warrant to each other that neither party has dealt with any real estate broker or agent in connection with this Lease Agreement or its negotiation except Colliers International (Procuring Broker) and Cushman & Wakefield (Listing Broker). Landlord and Tenant shall indemnify, defend, protect and hold each other harmless from and against any and all costs, expenses, claims and liabilities (including costs of suit and reasonable attorneys' fees) for any compensation, commission or fees claimed by any other real estate broker or agent in connection with this Lease or its negotiation by reason of any act of the indemnifying party.

Certified Access Specialist Inspection

(u) The Leased Premises and Building have not been inspected by a Certified Access Specialist. A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repair necessary to correct violations of construction-related accessibility standards within the premises.

[REMAINDEROF PAGE INTENTIONALLY LEFT BLANK,SIGNATURE PAGE FOLLOWS]

[SIGNATUREPAGE TO STANDARD OFFICE LEASE]

IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the date first appearing above.

LANDLORD	TENANT
By: /s/ Kimberly Hartz	By: /s/ Alan Stewart
Name: Kimberly Hartz	Name: Alan R. Stewart
Its. Chief Executive Officer	Its. CFO
Date: 8/16/2021	Date: 8/12/2021

SCHEDULE "A"

LEGAL DESCRIPTION OF PROPERTY

THE LAND SITUATED IN THE STATE OF CALIFORNIA, COUNTY OF ALAMEDA AND DESCRIBED AS FOLLOWS:

PARCEL 3, AS SHOWN ON PARCEL MAP NO. 290 IN THE CITY OF FREMONT, COUNTY OF ALAMEDA, STATE OF CALIFORNIA, FILED FOR RECORD IN THE OFFICE OF THE COUNTY RECORDER, JULY 17, 1967, IN BOOK 64, PAGE 49 OF MAPS, RECORDS OF ALAMEDA COUNTY, CALIFORNIA.

EXCEPTING THEREFROM THAT POSITION CONVEYED TO THE CITY OF FREMONT BY DEED RECORDED NOVEMBER6, 1985, INSTRUMENT NO. 85-239062, ALAMEDA COUNTY RECORDS.

ASSESSOR'S PARCELNO. 507-0465-111-01

SCHEDULE "B"

PLAN OF LEASED PREMISES

See Schedule "H-1."

SCHEDULE "C"

TAXES PAYABLE BY LANDLORD AND TENANT

Tenant's Taxes

(a) The Tenant covenants to pay all Tenant's Taxes (defined below), as and when the same becomes due and payable. Where any Tenant's Taxes are payable by the Landlord to the relevant taxing authorities, the Tenant covenants to pay the amount thereof to the Landlord.

(b) The Tenant covenants to pay the Landlord the Tenant's Proportionate Share of the excess of the amount of the Landlord's Taxes in each Fiscal Period over the Landlord's Taxes in the "Base Year" (as hereinafter defined).

(c) The Tenant covenants to pay to the Landlord the Tenant's Proportionate Share of the costs and expenses (including legal and other professional fees and interest and penalties on deferred payments) incurred in good faith by the Landlord in contesting, resisting or appealing any of the Taxes.

Landlord's Taxes

(d) The Landlord covenants to pay all Landlord's Taxes subject to the account of Landlord's Taxes required to be made by the Tenant elsewhere in this Lease. The Landlord may appeal any official assessment or the amount of any Taxes or other taxes based on such assessment and relating to the Property. In connection with any such appeal, the Landlord may defer payment of any Taxes or other taxes, as the case may be, payable by it to the extent permitted by law, and the Tenant shall cooperate with the Landlord and provide the Landlord with all relevant information reasonably required by the Landlord in connection with any such appeal.

Possessory Interest

(e) Landlord is a public entity. This paragraph serves as notice that the possessory interest created by this Lease may be subject to property taxation. Tenant acknowledges and agrees that: (i) any such taxes levied against Tenant shall be paid by Tenant in addition to Rent, and (ii) Landlord shall have no liability to Tenant for any such taxes.

Separate Allocation

(f) In the event that the Landlord is unable to obtain from the taxing authorities any separate allocation of Landlord's Taxes, Tenant's Taxes or assessment as required by the Landlord to make calculations of Additional Rent under this Lease, such allocation shall be made by the Landlord acting reasonably and shall be conclusive.

Information

(g) Whenever requested by the Landlord, the Tenant shall deliver to it receipts for payment of all the Tenant's Taxes and furnish such other information in connection therewith as the Landlord may reasonably require.

Tax Adjustment

(h) If the Building has not been taxed as a completed and fully occupied building for the Fiscal Period, the Landlord's Taxes will be determined by the Landlord as if the Building had been taxed as a completed and fully occupied building for any such Fiscal Period.

Definition	In this Lease:

(i) "Landlord Taxes" shall mean the aggregate of all Taxes attributed to the Property, the Rent or the Landlord in respect thereof and including, without limitation, any amounts imposed, assessed, levied or charged in substitution for or in lieu of any such Taxes, but excluding such taxes as capital gains taxes, corporate income, profit or excess profit taxes to the extent such taxes are not levied in lieu of any of the foregoing against the Property or the Landlord in respect thereof.

(j) "Taxes" shall mean all taxes, rates, duties, levies, fees, charges, local improvement rates, capital taxes, rental taxes and assessments whatsoever including fees, rents, and levies for air rights and encroachments on or over municipal property imposed, assessed, levied or charged by any school, municipal, regional, state, provincial, federal, parliamentary, or other body, corporation, authority, agency or commission provided that any such local improvement rates, assessed and paid prior to or in the Base Year shall be excluded from the Base Year and any year during the Term and provided further that "Taxes" shall not include any special utility, levies, fees or charges imposed, assessed, levied or charged which are directly associated with initial construction of the Property.

(k) ''Tenant's Taxes" shall mean the aggregate of:

(i) all Taxes (whether imposed upon the Landlord or the Tenant) attributable to the personal property, trade fixtures, business, income, occupancy, or sales of the Tenant or any other occupant of the Leased Premises, and to any Leasehold Improvements or fixtures installed by or on behalf of the Tenant within the Leased Premises, and to the use by the Tenant of any of the Property; and

(ii) the amount by which Taxes (whether imposed upon the Landlord or the Tenant) are increased above the Taxes which would have otherwise been payable as a result of the Leased Premises or the Tenant or any other occupant of the Leased Premises being taxed or assessed in support of separate schools.

(l) "Tenant's Proportionate Share" shall mean 6.10% subject to adjustment as determined solely by the Landlord and notified to the Tenant in writing for physical increases or decreases in the total rentable area of the Property provided that total rentable area of the Property and the rentable area of the Leased Premises shall exclude areas designated (whether or not rented) for parking and for storage.

(m) "Base Year" as used in this Lease shall mean calendar year 2022.

SCHEDULE "D"

SERVICES AND COSTS

Interior Climate Control	1. The Landlord Covenants with the Tenant:

(a) To maintain in the Leased Premises conditions of reasonable temperature and comfort in accordance with good standards applicable to normal occupancy of premises for office purposes subject to governmental regulations during hours to be determined by the Landlord but to be at least the hours from 8:00 a.m. to 6:00 p.m. from Monday to Friday (with the exception of Saturdays, Sundays and holidays), such conditions to be maintained by means of a system for heating and cooling, filtering and circulating air; the Landlord shall have no responsibility for any inadequacy of performance of the said system if the occupancy of the Leased Premises or the electrical power or other energy consumed on the Leased Premises for all purposes exceeds reasonable amounts as determined by the Landlord or the Tenant installs partitions or other installations in locations which interfere with the proper operations of the system of interior climate control or if the window covering on exterior windows is not kept fully closed;

Janitor Service	(b) To provide janitor and cleaning services to the Leased Premises and to common areas of the Building consisting of reasonable services in accordance with the standards of similar office buildings;
Elevators, Lobbies, Etc.	(c) To keep available the following facilities for use by the Tenant and its employees and invitees in common with other persons entitled thereto:

(i) passengers and freight elevator service to each floor upon which the Leased Premises are located provided such service is installed in the Building and provided that the Landlord may prescribe the hours during which and the procedures under which freight elevator service shall be available and may limit the number of elevators providing service outside normal business hours;

(ii) moving shall be after-hours Monday-Friday or Weekends only. In the event Tenant does not abide by such rule, Tenant shall be assessed a penalty fee at the sole discretion of the Landlord;

(iii) common entrances, lobbies, stairways and corridors giving access to the Building and the Leased Premises, including such other areas from time to time which may be provided by the Landlord for common use and enjoyment within the Property;

(iv) the washrooms as the Landlord may assign from time to time which are standard to the Building, provided that the Landlord and the Tenant acknowledges that where an entire floor is leased to the Tenant or some other tenant the Tenant or such other tenant, as the case may be, may exclude others from the washroom thereon.

Electricity	2.

(a) The Landlord covenants with the Tenant to furnish electricity to the Leased Premises (except Leased Premises which have separate meters) for normal office use for lighting and for office equipment capable of operating from the circuits available to the Leased Premises and standard to the Building.

(b) The amount of electricity consumed on the Leased Premises in excess of electricity required by the Tenant for normal office use shall be as determined by the

Landlord acting reasonable or by a metering device installed by the Tenant at the Tenant's expense. The Tenant shall pay the Landlord for any such excess electricity on demand.

(c) The Tenant covenants to pay to the Landlord the Tenant's Proportionate Share of the costs of all electricity consumed on the Property (except the amounts recovered from and paid by tenants separately metered) above the costs incurred during the Base Year. This amount is included in full service gross Lease.

(d) In calculating electricity costs for any Fiscal Period, if less than one hundred percent (100%) of Building is occupied by tenants, then the amount of such electricity costs shall be deemed for the purpose of this Schedule to be increased to an amount equal to the like electricity costs which normally would be expected by the Landlord to have been incurred had such occupancy been one hundred percent (100%) during such entire period.

Services

3. The Landlord shall maintain and keep in repair the facilities required for the provision of the interior climate control, elevator (if installed in the Building), plumbing, and other services referred to in subparagraph (a) and (c) of paragraph I and subparagraph (a) of paragraph 2 of this Schedule in accordance with the standards of office buildings similar to the Building but reserves the right to stop the use of any of these facilities and the supply of the corresponding services when necessary by reason of accident or breakdown or during the making of repairs, alterations or improvements, in the reasonable judgment of the Landlord necessary or desirable to be made, until the repairs, alterations or improvements shall have been completed to the satisfaction of the Landlord.

Additional Services	4.

(a) The Landlord may (but shall not be obliged) on request of the Tenant supply services or materials to the Leased Premises and the Property which are not provided for under this Lease and which are used by the Tenant (the "Additional Services").

(b) When Additional Services are supplied or furnished by the Landlord, accounts therefor shall be rendered by the Landlord and shall be payable by the Tenant to the Landlord on demand. In the event the Landlord shall elect not to supply or furnish Additional Services, only persons with prior written approval by the Landlord (which approval shall not be unreasonably withheld) shall be permitted by Landlord or the Tenant to supply or furnish Additional Services to the Leased Premises and the supplying and furnishing shall be subject to the reasonable rules fixed by the Landlord with which the Tenant undertakes to cause compliance and to comply.

Operating Charges Payable	5.

(a) The Tenant covenants to pay to the Landlord the Tenant's Proportionate Share of the excess of the amount of the Operating Costs in each Fiscal Period over the Operating Costs in the "Base Year" (as hereinafter defined).

(b) In this Lease "Operating Costs" shall mean all costs incurred in which will be incurred by the Landlord in the maintenance, operation, administration and management of the Property including without limitation:

(i) cost of heating, ventilating and air-conditioning;
(ii) cost of water and sewer charges;

(iii) cost of insurance carried by the Landlord pu;:suant to paragraph 9(a) of this Lease and cost of any deductible amount paid by the Landlord in connection with each claim made by the Landlord under such insurance;

(iv) costs of building office expenses, including telephone, rent, stationery and supplies;
(v) cost of fuel;
(vi) costs of all elevator and escalator (if installed in the Building) maintenance and operation;
(vii) costs of operating staff, management staff and other administrative personnel, including salaries, wages, and fringe benefits;
(viii) cost of providing security;
(ix) cost of providing janitorial services, window cleaning, garbage and snow removal and pest control;
(x) cost of supplies and materials;
(xi) cost of decoration of common area;
(xii) cost of landscaping;
(xiii) cost of maintenance and operation of the parking areas;
(xiv) cost of consulting, and professional fees including expenses; and
(xv) cost of replacements, additions and modifications unless otherwise included under paragraph 6, and cost of repair.
(c) Notwithstanding anything to the contrary in this Lease, "Operating Costs" shall not include the following:

(i) costs of leasing commissions, tenant improvements and tenant improvement allowances, marketing costs, attorneys' fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Property;

(ii) all costs that are reimbursed by the insurance carried by Landlord or another tenant of the Building or subject to award under any eminent domain proceeding;

(iii) any cost or expense incurred by reason of the remediation or clean up of any contamination of the Building, the Leased Premises, or the soils or ground water underlying the Building or the Property, by hazardous materials;

(iv) except for the cost of any improvements that would be required for compliance with the Americans with Disabilities Act (or any related disability access law), the cost of correcting any violation of Laws with the Building or the Property that existed as of the date of this Lease;

(v) advertising and promotional expenditures;

(vi) the cost of capital expenditures except as described in Section 6 below;
(vii) Landlord's general corporate overhead and general and administrative expenses not related to the Building or the Property; and reserves for future Operating Costs.
Other Terms

6. The Tenant covenants to pay to the Landlord the Tenant's Proportionate Share of the costs in respect of each Major Expenditure (as hereinafter defined) as amortized over the period of the Landlord's reasonable estimate of the economic life of the Major Expenditure, but not to exceed fifteen (15) years, using equal monthly installments of principal and interest at ten percent (10%) per annum compounded semi-annually. For the purposes hereof, "Major Expenditure" shall mean any expenditure incurred after the date of substantial completion of the Building for replacement of machinery, equipment, building elements, systems or facilities forming a part of or used in connection with the Property or for modifications, upgrades or additions to the Property or facilities used in connection therewith, provided that, in each case, such expenditures is not more than ten percent (10%) of the total Operating Costs of the immediately preceding Fiscal Period.

7. In calculating Operating Costs for any Fiscal Period including the Base Year, if less than one hundred percent (100%) of Building is occupied by tenants, then the amount of such Operating Costs shall be deemed for the purposes of this Schedule to be increased to an amount equal to the like Operating Costs which normally would be expected by the Landlord to have been incurred had such occupancy been one hundred percent (100%) during such entire period.

8. In this Lease:

(a) "Tenant's Proportionate Share" shall mean 6.10% subject to adjustment as determined solely by the Landlord and notified to the Tenant in writing for physical increases or decreases in the total rentable l\rea of the Property provided that total rentable area of the Property and the rentable area of the Leased Premises shall exclude areas designated (whether or not rented) for parking and for storage.

(b) "Base Year" shall mean the calendar year 2022.

SCHEDULE "E"

RULES AND REGULATIONS

1. The sidewalks, entry passages, elevators (if installed in the Building) and common stairways shall not be obstructed by the Tenant or used for any other purpose than for ingress and egress to and from the Leased Premises. The Tenant will not place or allow to be placed in the Building corridors or public stairways any waste paper, dust, garbage, refuse or anything whatever.

2. The washroom plumbing fixtures and other water apparatus shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, ashes or other substances shall be thrown therein. The expense of any damage resulting by misuse by the Tenant shall be borne by the Tenant.

3. The Tenant shall permit window cleaners to clean the windows of the Leased Premises during normal business hours.

4. No birds or animals shall be kept in or about the Property nor shall the Tenant operate or permit to be operated any musical or sound-producing instruments or device or make or permit any improper noise inside or outside the Leased Premises which may be heard outside such Leased Premises.

5. No one shall use the Leased Premises for residential purposes, or for the storage of personal effects or articles other than those required for business purposes.

6. All persons entering and leaving the Building at any time other than during normal business hours shall register in the books which may be kept by the Landlord at or near the night entrance and the Landlord will have the right to prevent any person from entering or leaving the Building or the Property unless provided with a key to the premises to which such person seeks entrance and a pass in a form to be approved by the Landlord. Any persons found in the Building at such times without such keys and passes will be subject to surveillance of the employees anc1 agents of the Landlord.

7. No dangerous or explosive materials shall be kept or permitted to be kept in the Leased Premises.

8. The Tenant shall not and shall not permit any cooking in the Leased Premises, except that the preparation of coffee, tea, hot chocolate, food items typically prepared or microwaved in office pantries or kitchenettes, and similar items for tenants, their employees and visitors shall be permitted. The Tenant shall not install or permit the installation or use of any machine dispensing goods for sale in the Leased Premises without the prior written approval of the Landlord.

9. The Tenant shall not bring in or take out, position, construct, install or move any safe, business machine or other heavy equipment without first obtaining the prior written consent of the Landlord which will not be unreasonably withheld. In giving such consent, the Landlord shall have the right, in its sole discretion, to prescribe the weight permitted and the position thereof, and the use and design of planks, skids or platforms to distribute the weight thereof. All damage done to the Building by moving or using any such heavy equipment or other office equipment or furniture shall be repaired at the expense of the Tenant. The moving of all heavy equipment or other office equipment or furniture shall occur only at times consented to by the Landlord and the persons employed to move the same in and out of the Building must be acceptable to the Landlord. Safes and other heavy office equipment will be moved through the halls and corridors only upon steel bearing plates. No freight or bulky matter of any description will be received into the Building or carried in the elevators (if installed in the Building) except during hours approved by the Landlord.

10. The Tenant shall give the Landlord prompt notice of any accident to or any defect in the plumbing, heating, air-conditioning, ventilating, mechanical or electrical apparatus or any other part of the Building.

11. The parking of automobiles shall be subject to the charges and reasonable regulations of the Landlord. The Landlord shall not be responsible for damage to or theft of any car, its accessories or contents whether the same be the result of negligence or otherwise.

12. The Tenant shall not mark, drill into or in any way deface the walls, ceilings, partitions, floors or other parts of the Leased Premises and the Building.

13. Except with the prior written consent of the Landlord, no tenant shall use or engage any person or persons other than the janitor or janitorial contractor of the Landlord for the purpose of any cleaning of the Leased Premises.

14. If the Tenant desires any electrical or communications wiring, the Landlord reserves the right to direct qualified persons as to where and how the wires are to be introduced, and without such directions no borings or cutting for wires shall take place. No other wires or pipes of any kind shall be introduced without the prior consent of the Landlord.

15. The Tenant shall not place or cause to be placed any additional locks upon doors of the Leased Premises without the reasonable approval of the Landlord and subject to any conditions imposed by the Landlord. Additional access cards, codes or keys may be obtained from the Landlord at the cost of the Tenant. All interior locks are the sole responsibility of Tenant.

16. The Tenant shall be entitled to have its name shown upon the directory board of the building and at one of the entrance doors to the Leased Premises, all at the Tenant's expense, but the Landlord shall in its sole discretion design the style of such identification and allocate the space on the directory board for the Tenant.

17. The Tenant shall keep the sun drapes (if any) in a closed position at all times. The Tenant shall not interfere with or obstruct any perimeter heating, air-conditioning or ventilating units.

18. The Tenant shall not conduct, and shall not permit any, canvassing in the Building.

19. The Tenant shall take care of the rugs and drapes (if any) in the Leased Premises and shall arrange for the carrying-out of regular spot cleaning and shampooing of carpets and dry cleaning of drapes in a manner acceptable to the Landlord.

20. The Tenant shall permit the periodic closing of lanes, driveways and passages for the purposes of preserving the Landlord's rights over such lanes, driveways and passages.

21. The Tenant shall not place or permit to be placed any sign, advertisement, notice or other display on any part of the exterior of the Leased Premises or elsewhere if such sign, advertisement, notice or other display is visible from outside the Leased Premises without the prior written consent of the Landlord which may be arbitrarily withheld. The Tenant, upon request of the Landlord, shall immediately remove any sign, advertisement, notice or other display which the Tenant has placed or permitted to be placed which, in the opinion of the Landlord, is objectionable, and if the Tenant shall fail to do so, the Landlord may remove the same at the expense of the Tenant.

22. The Landlord shall have the right to make such other and further reasonable rules and regulations and to alter the same as in its judgment from time to time be needful for the safety, care, cleanliness and appearance of the Leased Premises and the Building and for the preservation of good order therein, and the same shall be kept and observed by the tenants, their employees and servants. The Landlord also has the right to suspend or cancel any or all of these rules and regulations herein set out.

23. Move-In-Move-Out Hours: After 5:00 p.m. M-F, anytime Saturday and Sunday. Contact Property Manager 48 hours in advance to schedule move-in or move-out. In the event Tenant does not abide by such rule, Tenant shall be assessed a penalty fee at the sole discretion of the Landlord. Tenant is required to provide Landlord with the certificate of insurance of the moving company for $1 million dollars listing Landlord and Cushman & Wakefield U.S., Inc. as additional insured. Elevator pads required. Masonite required on floors for moving. All damage to property during moving process is the responsibility of the Tenant. Tenant must receive elevator keys and instructions prior to move-in date. To the extent that the rules and regulations conflict with the terms of the Lease, the Lease shall control in all respects.

SCHEDULE "F"

LEASEHOLD IMPROVEMENTS

Definition of Leasehold Improvements

1. For the purposes of this Lease, the Term "Leasehold Improvements" includes, without limitation, all fixtures, improvements, installations, alterations and additions from time to time made, erected or installed by or on behalf of the Tenant, or any previous occupant of the Leased Premises in the Leased Premises, and by or on behalf of other tenants in other premises in the Building (including the Landlord if an occupant of the Building), including all partitions, doors and hardware however affixed, and whether or not movable, all mechanical, electrical and utility installations and all carpeting and drapes with the exception only of furniture and equipment not of the nature of fixtures.

Installation of Improvements & Fixtures

2. Prior to the commencement of the Lease, Landlord shall include in the Leased Premises the "Landlord's Work" (as hereinafter defined). The Tenant shall not make, erect, install or alter any Leasehold Improvements in the Leased Premises without having requested and obtained the Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed. The Landlord's approval shall not, if given, under any circumstances, be construed as a consent to the Landlord having its estate charged with the cost of work. The Landlord shall not unreasonably withhold its approval to any such request, but failure to comply with Landlord's reasonable requirements from time to time for the Building shall be considered sufficient reason for refusal. In making, erecting, installing or altering any Leasehold Improvements the Tenant shall not, without the prior written approval of the Landlord, alter or interfere with any installations which have been made by the Landlord or others and in no event shall alter or interfere with window coverings (if any) or other light control devices (if any) installed in the Building. The Tenant's request for any approval hereunder shall be in writing and accompanied by an adequate description of the contemplated work and, where appropriate, working drawings and specifications thereof. If the Tenant requires from the Landlord drawings or specifications of the Building in connection with Leasehold Improvements, the Tenant shall pay the actual cost thereof to the Landlord on demand. Any reasonable costs and expenses incurred by the Landlord in connection with the Tenant's Leasehold Improvements shall be paid by the Tenant to the Landlord upon thirty (30) days of demand. All work to be performed in the Leased Premises shall be performed by competent contractors and sub-contractors of whom the Landlord shall have approved in writing prior to commencement of any work, such approval not to be unreasonably withheld (except that the Landlord may require that the Landlord's contractors and sub-contractors be engaged for any mechanical or electrical work) and by workmen who have labor union affiliations that are compatible with these affiliations (if any) or workmen employed by the Landlord and its contractors and sub-contractors. All such work including the delivery, storage and removal of materials shall be subject to reasonable supervision of the Landlord, shall be performed in accordance with any reasonable conditions or regulations imposed by the Landlord including, without limitation, payment on demand of a reasonable fee of the Landlord for such supervision (up to a maximum of 3% of the hard costs of such Leasehold Improvements), and shall be completed in good and workmanlike manner in accordance with the description of the work approved by the Landlord and in accordance with all laws, regulations and by-laws of all regulatory authorities. All improvements constructed by Tenant shall, at the discretion of Landlord by written notice to Tenant at the time Landlord approves any such improvements, either remain the property of Landlord at the end of the Lease Term be removed by Tenant and the Leased Premises restored to its original configuration at Tenant's sole cost upon Tenant vacating the Leased Premises. Copies of required building permits or authorizations shall be obtained by the Tenant at its expense and copies shall be provided to the Landlord. No locks shall be installed on the entrance doors or in any doors in the Leased Premises that are not keyed to the Building master key system.

Liens & Encumbrances on Improvements & Fixtures

3. In connection with the making, erection, installation or alteration of Improvements and all other work or installations made by or for the Tenant in the Leased Premises the Tenant shall comply with all the provisions of the mechanics' lien and other similar statutes from time to time applicable thereto (including any provision requiring or enabling the retention by way of holdback of portions of any sums payable) and, except as to any such holdback, shall promptly pay all accounts relating thereto. Landlord hereby waives any lien rights which it may otherwise have concerning Tenant's personal property, which shall include furniture, equipment, and/or supplies utilized by Tenant in its business operations, and Tenant shall have the right to remove the same at any time without Landlord's consent. The Tenant will not create any mortgage, conventional sale agreement or the encumbrance in respect of its Leasehold Improvements or, without the written consent of the Landlord, with respect to its trade fixtures nor shall the Tenant take any action as a consequence of which any such mortgage, conditional sale agreement or other encumbrance would attach to the Property or any part thereof. If and whenever any mechanics' or other lien for work, labor, services or materials supplied to or for the Tenant or for the cost of which the Tenant may be in any way liable or claims therefore shall arise or be filed or any such mortgage, conditional sale agreement or other encumbrance shall attach, the Tenant shall within twenty (20) days after submission by the Landlord of notice thereof procure the discharge thereof, including any certification of action registered in respect of any lien, by payment of giving security or in such other manner as may be required or permitted by law, and failing which the Landlord may avail itself of any of its remedies hereunder for Default to the Tenant and may make any payments or take steps or proceedings required to procure the discharge of any such liens.

4. Right to Install Supplemental HVAC. Tenant may install on the roof in a location reasonably acceptable to Landlord, and Tenant's sole cost and expense, fans and supplemental heating, ventilation and air-conditioning as necessary for the operation of Tenant's business within the Leased Premises, including any wiring and conduit necessary to connect the rooftop equipment to the Leased Premises (collectively, the "Supplemental HVAC"). Tenant shall be responsible, at Tenant's cost, to maintain and operate any such Supplemental HVAC installed at the Building. Such Supplemental HVAC shall exclusively serve the Leased Premises. Upon the termination or expiration of this Lease, and notwithstanding any other provision of this Lease to the contrary, Landlord shall have the option to require the Supplemental HVAC to remain in the Leased Premises/Building or to have Tenant remove the Supplemental HVAC and restore the Leased Premises and Building to their original condition, at Tenant's sole cost and expense.

SCHEDULE "G"

BASIC RENT

Months	Monthly Basic Rent
10/01/2021 to 2/28/2022	$0.00
03/01/2022 to 09/30/2022	$33,712.50
10/01/2022 to 09/30/2023	$34,723.88
10/01/2023 to 09/30/2024	$35,765.59
10/01/2024 to 09/30/2025	$36,838.56
10/01/2025 to 09/30/2026	$37,943.72
10/01/2026 to 02/28/2027	$39,082.03

SCHEDULE "H"

TENANT IMPROVEMENTS

1.
Landlord shall complete all initial improvements to the Leased Premises and shall del ver the Leased Premises with new building standard carpet and building standard paint in the configuration shown on the attached Schedule "H-1" and ready for occupancy and in compliance with all applicable laws. The floor plan, scope of work and constructions details for the initial improvements to the Leased Premises (including the specific colors Landlord will use in the Leased Premises that Landlord has previously approved) shall be subject to Tenant's reasonable approval.

2.
Landlord shall provide Tenant with an allowance not to exceed the amount of $348,750.00 (the "Allowance") to be applied to the cost of Landlord's construction Landlord's Work.

3.
The construction, installation and other work to be completed by Landlord pursuant to this Schedule "H" shall be referred to as "Landlord's Work."

4.
Prior to commencing any work, Landlord shall submit a proposed budget to Tenant for the anticipated cost of Landlord's Work and Tenant shall have the right to approve the proposed budget (after approval, referred to as the "Approved Budget"). In the event the cost for Landlord's Work exceeds the Allowance, Landlord will invoice Tenant for the excess, with the amount due within fifteen (15) business days. In the event Landlord anticipates the cost of Landlord's Work to exceed the Allowance or the Approved Budget (as applicable), Landlord shall immediately notify Tenant and shall, at Tenant's election, cooperate with Tenant to make adjustments to the floor plan, scope of work and/or constructions details to complete the Landlord's Work within the amount of the Allowance or the Approved Budget (as applicable).

5.
In the event Landlord permits Tenant to enter into the Leased Premises prior to the completion of Landlord's Work, the Tenant and its contractors shall not interfere with the Landlord's Work. Notwithstanding anything in the Lease to the contrary, there shall be no delay in the commencement of the Term due to delays caused by Tenant's interference with Landlord's Work.

6.
Notwithstanding the foregoing, Landlord makes no warranty regarding the existing telecommunication equipment in the Leased Premises and shall have no obligation to upgrade, install, or demolish any such telecommunication equipment.

7.
Except as set forth herein, Tenant acknowledges that Landlord has made no representation and has given no warranty to Tenant regarding the fitness of the Leased Premises for Tenant's intended use. Subject to the completion of Landlord's Work, Tenant takes the Leased Premises in an "as is" condition with regard to all applicable zoning, parking, use and any other relevant ordinances, regulations or laws, and Tenant is solely responsible for investigating and determining whether its proposed use is appropriate for the Leased Premises.

/s/ Alan Stewart
Tenant
/s/ Kimberly Hartz
Landlord

SCHEDULE "H-1"
LANDLORD'S WORK

In general thought out:
(1) Confirm or add power drops for all cube/bench clusters,
(2) change out all lighting with contemporary fixture solution,
(3) new paint and floor coverings; fwd bldg standard example for #2 & #3

IT room static tile floor to be selected by David H (Tenant) with GC Jose asap bldg engineer said supplemental air in place serving IT room, confirm or add the new lobby wall securing the room share have a door height 36" wide sidebar glass window with privacy screening

Additional upper and lower pantry cabinetry shall be added in open break against the wall shared with the lobby new mutually agreeable floor covers through out Premises, which may include a curve (not straight) separation in the open break area delineating adjacenies use old cabinetry where possible but all new facings/surfaces power drop at each open break area column

confirm or add outlets

new IRC wall is glass and its wall demising next door suite shall have power outlets to support wall of monitors; room shall have supplemental air (manned after-hours and weekends)

IT
±11'-8" x 14'-0"
STORAGE
±12' x 14'
Conf #3
±11'-4" x 14'
OFFICE #3
±11'-8" x 14'
OFFICE #4
±11'-8" x 14'
SM. CONF. #2
±11'-8" x 14'
STOR.
±11'-8" x 14'
SM. CONF. #1
LOBBY
±10'-1" x 13'-6"
OPEN BREAK
±32'-7" x 21'-9"
BOARD
±37'-0" x 18'
SM. CONF. #4
±12'-9" x 13'-8"
MED. CONF. #1
±14'-0" x 18'-0"
IRC
±22'-10" x 12'-0"
OPEN OFFICE
±74'-0" x 23'-0"
OPEN OFFICE
OFFICE #2
OFFICE #1
TILE FLOOR
COPY/PRINT/COFFEE
PHONE
add coffee-print cabinetry
confirm or add outlets
confirm or add outlets
confirm or add outlets
10'-0" lower cabinetry and work-surface w/elec outlets along new wall facing open area confirm or add outlets
remove wall and door securing open area
drywall BOARD 3rd door

Storage rooms have tile that matches what Tenant selects for lunch room area

IRC may require second door; the full glass double-pane wall to be added will be clear not tinted nor privacy glass; 12' is too narrow Tenant requires closer 15' depth (precise location selected on-site with GC and Tenant)

PROGRAM SUMMARY:

Private Offices:	4
Workstations (here 3+ days) 6x6:	30
Benching (here < 3 days) 5x5:	12
Board Conf Room:	1
Medium Conference Room: Small	1
Conference Room:	4
Phone Booth (SSTI puts in):	4
Soft Mtg space (SSTI puts in)	**XYZ**

KEY PLAN

WALL LEGEND

EXISTING PARTITION

NEW PARTITION TO UNDERSIDE OF CEILING

1/16" = 1'-0"
0 8' 16' 32'
NORTH

SCHEME: 01

SHOTSPOTTER - SUITE 300

FREMONT OFFICE CENTER
39300 CIVIC CENTER DRIVE, FREMONT, CA

WARE MALCOMB
SNR21-6093-00
07.01.2021

SHEET
1

SCHEDULE "I"

PARKING

Grant of Parking Rights

1. So long as this Lease is in effect and provided Tenant is not in Default hereunder, Landlord grants to Tenant and Tenant's Authorized Users a license to use forty-one (41) unreserved parking spaces at no cost for the entire term (including any extension terms) of the Lease.

As consideration for the use of such parking spaces, Tenant agrees to pay to Landlord or, at Landlord's election, directly to Landlord's parking operator, as Additional Rent under this Lease, the parking rate set forth of $0.00 for the entire term (including any extension terms) of the Lease. Tenant agrees that all parking charges will be payable on a monthly basis concurrently with each monthly payment of Monthly Base Rent. Tenant agrees to submit to Landlord or, at Landlord's election, directly to Landlord's parking operator with a copy to Landlord, written notice in a form reasonably specified by Landlord containing the names and telephone numbers of those persons who are authorized by Tenant to use Tenant's parking spaces on a monthly basis ("Tenant's Authorized Users") and shall use its best efforts to identify each vehicle of Tenant's Authorized Users by make, model and license number. Tenant agrees to deliver such notice prior to the beginning of the Term of this Lease and to periodically update such notice as well as upon specific request by Landlord or Landlord's parking operator to reflect changes to Tenant's Authorized Users of their vehicles.

Visitor Parking

2. So long as this Lease is in effect, Tenant's visitors and guests will be entitled to use those specific parking areas which are designated for short term visitor parking and which are located within the surface parking area(s), if any, and/or within the parking structure(s) which serve the Building. Visitor parking will be made available at a charge to Tenant's visitors and guests, with the rate being established by Landlord in its discretion from time to time. Tenant, at its sole cost and expense, may elect to validate such parking for its visitors and guests. All such visitor parking will be on a non-exclusive, in common basis with all other visitors and guests of the Project.

Use of Parking Spaces

3. Tenant will not use or allow any of Tenant's Authorized Users to use any parking spaces which have been specifically assigned by Landlord to other tenants or occupants or for other uses such as visitor parking or which have been designated by any governmental entity as being restricted to certain uses. Tenant will not be entitled to increase or reduce its parking privileges applicable to the Leased Premises during the Term of the Lease except as follows: If at any time Tenant desires to increase or reduce the number of parking spaces allocated to it under the terms of this Lease, Tenant must notify Landlord in writing of such desire and Landlord will have the right, in its sole and absolute discretion, to either (a) approve such requested increase in the number of parking spaces allocated to Tenant (with an appropriate increase to the Additional Rent payable to Tenant for such additional spaces based on the then prevailing parking rates), (b) approve such requested decrease in the number of parking spaces allocated to Tenant (with an appropriate reduction in the Additional Rent payable by Tenant for such eliminated parking spaces based on the then prevailing parking rates), or (c) disapprove such requested increase or decrease in the number of parking spaces allocated to Tenant. Promptly following receipt of Tenant's written request, Landlord will provide Tenant with written notice of its decision including a statement of any adjustments to the Additional Rent payable by Tenant for parking under Lease, if applicable. No parking stalls will be allocated to Tenant with respect to any space leased by Tenant under the Lease which consists of less than the full incremental amounts of rentable square footage, if any, required for parking stalls.

General Provisions

4. Landlord reserves the right to set and increase monthly fees and/or daily and hourly rates for parking privileges from time to time during the Term of the Lease, provided that Tenant shall have the use of the unreserved parking spaces described above without additional cost. Subject to the rights granted to Tenant under this Schedule, Landlord may assign any unreserved and unassigned parking spaces and/or make all or any portion of such spaces reserved, if Landlord reasonably determines that it is necessary for orderly and efficient parking or for any other reasonable reason. Failure to pay the rent for any particular parking may be treated by Landlord as a default under this Lease and, in addition to all other remedies available to Landlord under the Lease, at law or in equity, Landlord may elect to recapture such parking spaces for the balance of the Term of this Lease if Tenant does not cure such failure within the applicable period.

In such event, Tenant and Tenant's Authorized Users will be deemed visitors for purposes of parking space use and will be entitled to use only those parking areas specifically designated for visitors parking subject to all provisions of this Lease applicable to such visitor parking use. Tenant's parking rights and privileges described herein are personal to Tenant and may not be assigned or transferred, or otherwise conveyed, without Landlord's prior written consent, which consent Landlord may withhold in its sole and absolute discretion, except pursuant to a Permitted Transfer. In any event, under no circumstances may Tenant's parking rights and privileges be transferred, assigned or otherwise conveyed separate and apart from Tenant's interest in this Lease.

Cooperation with Traffic Mitigation Measures

5. Tenant agrees to use its reasonable, good faith efforts to cooperate in commercially reasonable traffic mitigation programs which may be undertaken by Landlord independently, or in cooperation with local municipalities or governmental agencies or other property owners in the vicinity of the Building. Such programs may include, but will not be limited to, carpools, vanpools and other ridesharing programs, public and private transit, flexible work hours, preferential assigned parking programs and programs to coordinate tenants within the Project with existing or proposed traffic mitigation programs.

Parking Rules and Regulations

6. The following rules and regulations govern the use of the parking facilities which serve the Building. Tenant will be bound by such rules and regulations and agrees to cause its employees, subtenants, assignees, contractors, suppliers, customers and invitees to observe the same:

(a) Tenant will not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant's employees, subtenants, customers or invitees to be loaded, unloaded or parking or parked in areas other than those designated by Landlord for such activities. No vehicles are to be left in the parking areas overnight (unless Landlord is notified by Tenant and provided Landlord consents, such consent not to be unreasonably withheld, conditioned or delayed, and the Tenant and vehicle owner assumes the risk when leaving such vehicles in the parking areas overnight and shall hold Landlord and its owners, employees, and agents harmless from any and all liability with respect to such vehicles) and no vehicles are to be parked in the parking areas other than normally sized passenger automobiles, motorcycles and pick-up trucks. No extended term storage of vehicles is permitted.

(b) Vehicles must be parked entirely within painted stall lines of a single parking stall.
(c) All directional signs and arrows must be observed.
(d) The speed limit within all parking areas shall be five (5) miles per hour.

(e) Parking is prohibited: in areas not striped for parking; in aisles or on ramps; where "NO PARKING" signs are posted; in cross-hatched areas; and in such other areas as may be designated from time to time by Landlord or Landlord's parking operator.

(f) Landlord reserves the right, without cost or liability to Landlord, to tow any vehicle if such vehicle's audio theft alarm system remains engaged for an unreasonable period of time.
(g) Washing, waxing, cleaning, or servicing of any vehicle in any area not specifically reserved for such purpose is prohibited.

(h) Landlord may refuse to permit any person to park in the parking facilities who violates these rules with unreasonable frequency, and any violation of these rules shall subject the violator's car to removal, at such owner's expense. Tenant agrees to use its best efforts to acquaint its employees, subtenants, assignees, contractors, suppliers, customers and invitees with these parking provisions, rules and regulations.

(i) Parking stickers, access cards, or any other device or form of identification supplied by Landlord as a condition of use of the parking facilities shall remain the property of Landlord and shall be provided to Tenant at no additional cost, except that Landlord shall be entitled to charge a reasonable fee for replacing any lost parking stickers, access cards, or other identification. Parking identification devices, if utilized by Landlord, must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Parking Identification devices, if any, are not transferable and any device in the possession of an unauthorized holder will be void. Landlord reserves the right to refuse the sale of monthly stickers or other parking identification devices to any of Tenant's agents, employees or representatives who willfully refuse to comply with these rules and regulations and all unpasted city, state, or federal ordinances, laws or agreements.

(j) Loss or theft of parking identification devices or access cards must be reported to the management office in the Project immediately, and a lost or stolen report must be filed by the Tenant or user of such parking identification device or access card at the time. Landlord has the right to exclude any vehicle from the parking facilities that does not have a parking identification device or valid access card. Any parking identification device or access card which is reported lost or stolen and which is subsequently found in the possession of an unauthorized person will be confiscated and the illegal holder will be subject to prosecution.

(k) All damage or loss claimed to be the responsibility of Landlord must be reported, itemized in writing and delivered to the management office located within the Project within ten (10) business days after any claimed damage or loss occurs. Any claim not so made is waived. Landlord is not responsible for damage by water or fire, or for the acts or omissions of others, or for articles left in vehicles. In any event, the total liability of Landlord, if any, is limited to Two Hundred Fifty Dollars ($250.00) for all damages or loss to any car. Landlord is not responsible for loss of use.

(l) The parking operators, managers or attendants are not authorized to make or allow any exceptions to these rules and regulations, without the express written consent of Landlord. Any exceptions to these rules and regulations made by the parking operators, managers or attendants without the express written consent of Landlord will not be deemed to have been approved by Landlord.

(m) Landlord reserves the right, without cost or liability to Landlord, to tow any vehicles which are used or parked in violation of these rules and regulations.

(n) Landlord reserves the right from time to time to modify and/or adopt such other reasonable and non-discriminatory rules and regulations for the parking facilities as it deems reasonably necessary for the operation of the parking facilities.

SCHEDULE "J"

LEASE GUARANTY

Not applicable.

SCHEDULE "K"

TENANT INFORMATION SHEET

Company Name:	Shotspotter, Inc.
Type of Business:	Software
Number of Employees:	170
Property Address:
Suite Number:
City, State, Zip:
Business Phone:
Business Fax:
Main Contact:	Alan Stewart/Laura Golden
Accounting Contact:	Alan Stewart
Emergency After-Hours Name:	Laura Golden
Emergency After-Hours Address:
Emergency After-Hours Phone:

Alarm System:	☐ Yes	☐ No

*Please supply Washington Township Health Care District with own code.

SCHEDULE "L"

SIGNAGE AGREEMENT

Not applicable.

SCHEDULE "M"

LICENSE FOR ANTENNA SITE

Not applicable.

SCHEDULE "N"

ADDENDUM TO LEASE

Not applicable.

SCHEDULE "O"

TENANT SIGNAGE FORMS

Not applicable.

SIGNAGE "P"

OPTION(S) TO RENEW

1. Option(s) to Renew. Tenant shall have the right, to be exercised as hereinafter provided, to extend the term of this Lease ("Renewal Option") for up to one (1) period(s) of sixty (60) months (the "Renewal Term") upon the following terms and conditions and subject to the limitations set forth below.

2. No Event of Default. At the respective times hereinafter set forth for the exercise of each Renewal Option and at the time of the commencement of each Renewal Term, as a condition to Tenant's exercise of the applicable Renewal Option, this Lease shall be in full force and effect and there shall be no uncured Default under this Lease, but Landlord shall have the right, at its sole discretion, to waive any such condition regarding a Default.

3. Fair Market Rent.

a. The Leased Premises shall be leased to Tenant on an "as is" basis on the same terms, covenants and conditions contained in this Lease, except that the Basic Rent for the Leased Premises for the first year of the Renewal Term shall be adjusted to be the greater of the Basic Rent for in effect on the last day of the expiring term or. the fair market rent as reasonably determined herein. Basic Rent for the Renewal Term shall increase by three percent (3%) on each anniversary of the commencement of the applicable Renewal Term.

b. The term "fair market rent" shall mean, with respect to the Leased Premises, rent for premises comparable in size, quality and location and comparably fitted up, and for a term comparable to the term such space would be leased to Tenant during such Renewal Term.

c. Landlord and Tenant shall begin to negotiate the fair market rent for the Renewal Term one (1) year prior to the commencement of the Renewal Term. If the Landlord and Tenant cannot agree upon a rate within thirty (30) days thereafter (the "Renewal Rent Determination Period"), then Tenant may elect one of the following two options: (i) not to exercise the Renewal Option; or (ii) exercise the Renewal Option and refer the matter to resolution by arbitration according to the process described in subsection (d) below. If Tenant fails to elect one of the two options above in writing by the 5:00 p.m. on the last date of the Renewal Rent Determination Period, Tenant shall be conclusively determined to have elected not to exercise the Renewal Option.

d. In the event the Tenant elects option (ii) pursuant to subsection (c) above, then within five (5) days of the end of the Renewal Rent Determination Period, each party shall deliver to the other party a notice specifying the name, address, and professional qualifications of the person designated to act as arbitrator on its behalf. The two (2) arbitrators so selected shall select a third arbitrator no later than ten (10) days after the Renewal Rent Determination Period. If the party receiving a request for arbitration fails to appoint its arbitrator within the time above specified, or if the two (2) arbitrators so selected cannot agree on the selection of the third arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such second or third arbitrator, as the case may be, by application to any Judge of the District Court of the County of Alameda, State of California. The decision of the arbitrators so chosen shall be given within a period of fifteen (15) days after the appointment of such third arbitrator. No discovery shall be permitted in the arbitration except that all parties shall make available to the arbitrators such information as may be reasonably requested by such arbitrators. Acting independently of each other and without consultation with each other, each of said three arbitrators, within fifteen (15) days after appointment of the third arbitrator, and his or her acceptance of such appointment, shall make their appraisal and submit to Landlord and Tenant a written report and appraisal setting forth the appraiser's opinion as to the fair market rent of the Leased Premises. The two appraisals of all of the appraisals reported by the three appraisers that are closest in amount shall be averaged (or if the appraisal is less than one of the other appraisals and more than the other appraisal by the same amount, all three appraisals shall be averaged).Such averaged amount shall be the fair market rent. All arbitrators appointed by or on behalf of either party or appointed by the Presiding Judge of the Superior Court of Alameda County shall be in all respects impartial and disinterested.

e. Each party shall pay the fees and expenses of the arbitrator appointed by or on behalf of such party and the fees and expenses of the third arbitrator shall be borne equally by both parties. Landlord and Tenant shall then execute an amendment recognizing the fair market rent for the Renewal Term.

f. All arbitrators appointed by or on behalf of either party or appointed pursuant to the provisions hereof shall be real estate appraisers or brokers with not less than three (3) years of experience in the appraisal of improved commercial real estate in or around Fremont, Ca1ifornia. Landlord and Tenant may select as their arbitrators a current broker of record, provided such broker satisfies the experience requirement described in this paragraph. The third arbitrator must be in all respects impartial and disinterested.

4. Exercise of Options. Tenant shall exercise its right to extend the Term of this Lease for any Renewal Term set forth in this Schedule "P'', if at all, by notifying Landlord, in writing, of its election to exercise the right to renew and extend the term of this Lease not less than twelve (12) months and not more than fifteen (15) months prior to the expiration of the initial Term or applicable Renewal Term.